Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

1% Testosterone Gel

DISTRIBUTION AND SUPPLY AGREEMENT

by and between

Auxilium Pharmaceuticals, Inc.

and

Prasco, LLC

dated April 1, 2014

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2.  The confidential portions of this exhibit have been omitted and are marked accordingly.  The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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DISTRIBUTION AND SUPPLY AGREEMENT

This Distribution and Supply Agreement (this “Agreement”) is made as of April 1, 2014 (the “Effective Date”), by and between Auxilium Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “Manufacturer”), and Prasco, LLC, an Ohio limited liability company (hereinafter referred to as “Distributor”).

Recitals

WHEREAS, subject to Manufacturer’s issuance of a Commencement Notice, Manufacturer will supply, and Distributor will purchase, distribute and sell, the Products in the Territory in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1.

1.1                         “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. §301 et. seq.

1.2                         “Added Product Election” has the meaning given in Section 2.2 hereof.

1.3                         “Adverse Drug Experience” means any of the following: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at 21 C.F.R. 314.80.

1.4                         “Affiliate” of a Party means any entity that directly or indirectly controls, is controlled by, or is under common control with, such Party.  An entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.5                         “Agreement” has the meaning given in the preamble hereof.

1.6                         “Allowance for Distribution and Marketing” [**].

1.7                         “Applicable Law” means all federal, state, local, foreign and international laws, statutes, codes, ordinances, regulations, rules, orders, decrees and published guidelines or pronouncements having the effect of law promulgated by any Regulatory Agency or court or other governmental authority, including all laws, rules and regulations governing the

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

development, marketing, advertising, distribution and sale of the Products in the Territory or the Parties’ activities hereunder.

1.8                         “Applicable Rate” has the meaning given in Section 3.9 hereof.

1.9                         “Audited Party” has the meaning given in Section 5.14(d) hereof.

1.10                  “Auditing Party” has the meaning given in Section 5.14(d) hereof.

1.11                  “Average Manufacturer Price” has the meaning defined in the Social Security Act, 42 U.S.C. §1396r-8(k).

1.12                  “Bankruptcy Event” means, with respect to a Person, that such Person becomes insolvent, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

1.13                  “Best Price” shall have the meaning defined in the Social Security Act, 42 U.S.C. §1396r-8(c)(1)(C).

1.14                  “Brand Fee” means the annual fee on manufacturers and importers of branded prescription drugs that is owed by Distributor for the sale of Products as a result of Section 9008 of the Patient Protection and Affordable Care Act of 2010 and any amendments thereto.

1.15                  “Branded Product” means a branded pharmaceutical product identified on Schedule 1 hereto, as may be updated from time to time in accordance with Section 2.2.

1.16                  “Business Day” means any day other than (i) Saturday or Sunday or (ii) a day on which banks are authorized to close in the City of New York, New York.

1.17                  “Change in Control” means (i) the liquidation or dissolution of a Party or the sale or other transfer by a Party (excluding transfers to Affiliates) of all or substantially all of its assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any Person or group of Persons (a) becomes the beneficial owner, directly or indirectly, of securities of a Party representing more than fifty percent (50%) of the voting securities of such Party or representing more than fifty percent (50%) of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party’s then outstanding securities, or (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of a Party, or obtains the ability to direct the operations or management of a Party or any successor to the business of a Party.  For purposes of this definition, the term “Party”, in the case of Distributor, shall be deemed to mean either Distributor or Scion Companies, LLC, the parent company of Distributor.

1.18                  “cGMP” means current Good Manufacturing Practices, as specified in the United States Code of Federal Regulations (21 CFR Part 210 & Part 211), as may be amended from time to time, and any other applicable laws, guidelines and/or regulations relating to manufacturing practices for pharmaceutical products (including ingredients, testing, storage, handling, intermediates and bulk and finished products) promulgated by the FDA.

1.19                  “Claim” has the meaning given in Section 5.10(a) hereof.

1.20                  “Commencement Date” has the meaning given in Section 2.1(d) hereof.

1.21                  “Commencement Notice” has the meaning given in Section 2.1(d) hereof.

1.22                  “Commercially Reasonable Efforts” means, with respect to the efforts expended by any Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective as a pharmaceutical company similar to the relevant Party would be expected to use to accomplish a similar objective under similar circumstances.  “Commercially Reasonable Efforts” with respect to a Product shall mean those efforts and resources as a pharmaceutical company similar to the relevant Party would be expected to use with respect to a product owned or controlled by such Person, or to which such Person has similar rights, which product is of similar market potential and is at a similar stage in its life cycle as is the Product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the Product, and the profitability of the Product.

1.23                  “Competitive Product” means, with respect to any Product, [**].

1.24                  “Confidential Information” means, with respect to a Party, all proprietary information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property rights) relating to such Party or its business (including without limitation information about Manufacturer’s or Distributor’s business practices and methods in connection with the manufacture, distribution or sale of authorized generics or other products), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), that (a) is disclosed by such Party to the other Party and is marked, disclosed, identified or otherwise acknowledged to be confidential at the time of disclosure to the other Party or (b) is information, however disclosed, which a reasonable person in the industry would consider to be confidential and proprietary information of the other person.  This Agreement and the terms and conditions hereof shall be considered both Manufacturer’s and Distributor’s “Confidential Information”.

1.25                  “Disclosing Party” has the meaning given in Section 11.1 hereof.

1.26                  “Distributor” has the meaning given in the preamble hereof.

1.27                  “Distributor Discretionary Change” has the meaning given in Section 4.2(b) hereof.

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1.28                  “Effective Date” has the meaning given in the preamble hereof.

1.29                  “Estimated Launch Date” has the meaning given in Section 2.1(c) hereof.

1.30                  “Event of Default” has the meaning given in Section 10.5 hereof.

1.31                  “FDA” means the United States Food and Drug Administration.

1.32                  “First Commercial Sale” means, with respect to a particular Product, the first sale of such Product in the Territory by Distributor to a Third Party.

1.33                  “Force Majeure Event” has the meaning given in Section 10.8 hereof.

1.34                  “Indemnified Party” has the meaning given in Section 9.2 hereof.

1.35                  “Indemnifying Party” has the meaning given in Section 9.2 hereof.

1.36                  “Initial Term” has the meaning given in Section 10.1 hereof.

1.37                  “Invoice Supply Price” has the meaning given in Section 3.2 hereof.

1.38                  “Manufacturer” has the meaning given in the preamble hereof.

1.39                  “Manufacturer Discretionary Change” has the meaning given in Section 4.2(a) hereof.

1.40                  “NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) or the applicable regulations (21 CFR Part 314), including any supplements, amendments or modifications submitted to or required by the FDA or any successor application or procedure for approval to market a pharmaceutical product.

1.41                  “NDC#” means a unique 3-segment, 11-digit number that identifies the labeler’s/vendor’s establishment, the product and the trade package size.

1.42                  “Net Distributable Profits” means for a given Product during a period, [**].

1.43                  “Net Sales” means the gross amount invoiced by Distributor or any of its Affiliates to independent Third Party customers (including taxes) for sales of the Products on an SKU basis in the Territory, less deductions for (a) [**], and (c) taxes charged to the customer and itemized on the invoice and actually paid by Distributor directly related to the sale of the Products, all determined in accordance with United States generally accepted accounting principles consistently applied and with reconciliations for actual deductions and credits performed on a quarterly basis until all such amounts have been finally reconciled, regardless of the number of quarters such final reconciliation requires (e.g., amounts accrued for Medicaid rebates in the third quarter of 2013 may not be finally reconciled until the third quarter of 2014 or later).  Net Sales of the Products that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of

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the Products during the applicable period without regard to such non-arm’s length or non-cash sales.

1.44                  “Notice” has the meaning given in Section 12.8 hereof.

1.45                  “Party” means either Manufacturer or Distributor, as the case may be, and “Parties” means both Manufacturer and Distributor.

1.46                  “Pass-Through Royalty” means, for a given Product, that percentage of Net Sales of such Product set forth on Schedule 1 hereto that Manufacturer owes to any licensor of the applicable Branded Product.

1.47                  “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

1.48                  “Pharmacovigilance Agreement” has the meaning given in Section 7.5 hereof.

1.49                  “PPI” means the Producer Price Index (Pharmaceutical Preparations, Ethical (Prescription) (325412/325412)), published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.50                  “Product Listing” means, as filed with the FDA, a list of drugs in commercial distribution as required by law.

1.51                  “Product REMS” has the meaning given in Section 4.6 hereof.

1.52                  “Product” means a generic version of a Branded Product in the respective dosage strength(s) specified on Schedule 1 hereto and in any additional dosage strength(s) or dosage formulation(s) that Manufacturer has elected to include in this Agreement pursuant to Section 2.2, in each case as supplied by Manufacturer under this Agreement in finished packaged form (which packaging shall bear trade dress different from such Branded Product as specified by Manufacturer) for sale by Distributor in the Territory.

1.53                  “Quality Agreement” has the meaning given in Section 5.15 hereof.

1.54                  “Recall Costs and Expenses” means only (a) actual out-of-pocket expenses or obligations to Third Parties for a recall, suspension or withdrawal of a Product (but not including payments for lost profits or economic loss or costs of replacement Product in substitution for such Product), (b) the out-of-pocket costs and expenses of notifying customers, (c) the out-of-pocket costs and expenses associated with shipment of the recalled, suspended or withdrawn units of Product, and (d) the out-of-pocket costs and expenses of destroying and replacing such units with replacement Products supplied by Manufacturer (or, in the case of Manufacturer, reimbursing Distributor for the Invoice Supply Price paid with respect to such units if such units cannot be replaced).

1.55                  “Recipient” has the meaning given in Section 11.1 hereof.

1.56                  “Regulatory Agency” means the FDA and the regulatory agency or notified body in a country that performs the same or equivalent function as the FDA in the United States.  Any reference to a rule or requirement of the FDA herein shall refer, if the circumstances make it applicable, to the equivalent rule or requirement of any other Regulatory Agency.

1.57                  “Remaining Supply Price” has the meaning given in Section 3.4(a) hereof.

1.58                  “Required Manufacturing Change” has the meaning given in Section 4.1 hereof.

1.59                  “Renewal Term” has the meaning given in Section 10.1 hereof.

1.60                  “Rolling Forecast” has the meaning given in Section 5.5(b) hereof.

1.61                  “SKU” means a given package configuration (in finished package form) of a given dosage strength of a Product, unless otherwise agreed to in writing by the Parties.

1.62                  “Specifications” means the specifications for each Product contained in the NDA and related Annual Reports for the applicable Branded Product.

1.63                  “Specified Margin” has the meaning given in Section 10.4 hereof.

1.64                  “Supply Price” means, for each SKU, the Invoice Supply Price for such SKU plus the Remaining Supply Price for such SKU.

1.65                  “Supply Notice” has the meaning given in Section 10.4 hereof.

1.66                  “Term” has the meaning given in Section 10.1 hereof.

1.67                  “Territory” means the United States of America and its territories and possessions (including Puerto Rico).

1.68                  “Third Party(ies)” means any Person other than the Parties or their respective Affiliates.

1.69                  “Trademark” means, with respect to each Product, the trademark specified for the applicable Branded Product on Schedule 1 hereto.

ARTICLE 2

DISTRIBUTION RIGHTS AND OBLIGATIONS

2.1                         Commencement Date; First Commercial Sale.

(a)                                 The initial Products under this Agreement are listed on Schedule 1 as such Schedule is in effect as of the Effective Date.  Additional Products may be added to this Agreement in accordance with Section 2.2.

(b)                                 Manufacturer may elect to authorize Distributor to commence selling individual Products under this Agreement at different times and, if Manufacturer has multiple SKUs of any Product, it may elect to authorize Distributor to commence selling individual SKUs of such Product at different times.  Manufacturer shall have the sole right and discretion to determine if and when to authorize Distributor to commence selling each Product and each individual SKU of each of the Products.  Distributor shall not commence selling a Product or an individual SKU of a Product without receiving a Commencement Notice from the Manufacturer and until the Commencement Date set forth in such Commencement Notice.

(c)                                  For each Product, Manufacturer shall provide Distributor with an estimated launch date (the “Estimated Launch Date”) and shall provide such Estimated Launch Date with as much prior written notice as reasonably practicable.

(d)                                 If Manufacturer decides in its sole right and discretion to authorize Distributor to commence selling an SKU of a Product, Manufacturer shall provide Distributor with written notice specifying a date for Distributor to commence distributing and marketing such SKU.  A notice delivered by Manufacturer under this Section 2.1(d) for an SKU of a Product is referred to herein as a “Commencement Notice” with respect to such SKU of the applicable Product, and the date specified in a Commencement Notice for Distributor to commence distribution and marketing of such SKU is referred to herein as the “Commencement Date” with respect to such SKU of the applicable Product; provided that, unless otherwise agreed by the Parties in writing, the Commencement Date shall not be any earlier than the Estimated Launch Date.  Manufacturer shall not be entitled to deliver a Commencement Notice after it furnishes notice of termination under Section 10.2(a).

(e)                                  Effective as of the Commencement Date with respect to a particular SKU of a Product, Manufacturer grants to Distributor a non-sublicensable, nontransferable license under the NDA for the applicable Branded Product to distribute, promote, market and sell such SKU of the applicable Product in the Territory as a generic product rated to and substitutable for the applicable SKU of the applicable Branded Product subject to and in accordance with the terms of this Agreement.  Distributor shall distribute and market each SKU of each of the Products in the Territory as a generic product commencing as of the Commencement Date for such SKU, in each case in accordance with this Agreement.  Until the Commencement Date with respect to an SKU of a particular Product, Distributor shall have no right to distribute, market, promote or sell such SKU of such Product, [**].

(f)                                   On the Commencement Date for each SKU of the Products (or such earlier date as the Parties mutually agree in writing), Manufacturer shall supply Distributor with the quantities of such SKU of such Product specified in Distributor’s initial order for such SKU of such Product placed in accordance with Section 5.5.  If the Parties mutually agree that Manufacturer shall deliver quantities of any SKU of the Products before the Commencement Date for such SKU, and Manufacturer so requests, the Parties shall enter into a mutually agreeable bailment agreement to provide that title to such Products shall transfer to Distributor simultaneously with Distributor’s first shipment of an SKU of such Products to a customer (or release from quarantine pursuant to Exhibit 2.1) on or after the Commencement Date.  Any such bailment agreement shall control with respect to terms relating to shipment, invoicing, delivery and transfer of title to Products.

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(g)                                 Distributor shall use Commercially Reasonable Efforts to make the shipment to the customer in connection with the First Commercial Sale for any SKU of a Product [**].  Within ten (10) days after the First Commercial Sale of any SKU of a Product, Distributor shall send written notice to Manufacturer specifying the date of the First Commercial Sale of such SKU of the applicable Product.

2.2                         Additional Products.  During the Term, Manufacturer and Distributor may agree in writing to add additional dosage strengths or dosage forms of any Product and/or one or more additional Branded Products to be distributed and sold by Distributor in accordance with this Agreement.  If Manufacturer specifies additional dosage strengths or dosage forms to be added to the definition of “Products”, or the Parties agree to add one or more other generic versions of Branded Products to the definition of “Products”, the Parties shall execute an added product election (the “Added Product Election”) that shall amend Schedule 1 and the Exhibits to this Agreement as necessary.  The Invoice Supply Price for such added Product shall be determined in accordance with the same criteria as the Invoice Supply Prices set forth in Exhibit 3.2.  Following the execution of an Added Product Election, such added Product shall be deemed a “Product” for all purposes hereunder.  Distributor shall commence selling such added Product, or one or more SKU thereof, as specified in Manufacturer’s applicable Commencement Notice, in accordance with Section 2.1 of this Agreement. Nothing herein shall prevent Manufacturer from using an alternate distributor for any additional product, and any generic version thereof, that has not been added to Schedule 1 in accordance with this Section 2.2.

2.3                         Supply and Commercial Exploitation.  During the Term, Manufacturer shall supply to Distributor for marketing, distribution and sale as a generic product in the Territory, and Distributor shall purchase from Manufacturer, all of Distributor’s requirements of the Products in accordance with this Agreement.  Distributor shall use Commercially Reasonable Efforts to distribute, promote, market and sell the Products as generic products in the Territory.  In promoting and distributing the Products, Distributor shall not use any Trademarks or trade names of the Branded Products in connection with the Products or the distribution, promotion, marketing or sale thereof except as expressly permitted by Manufacturer in writing.  Notwithstanding the preceding sentence, Distributor shall, following delivery of a Commencement Notice in respect of an SKU for a particular Product, identify itself as the distributor of such SKU for such Product in the Territory using its “Prasco” trade name and trade dress and shall, upon the request of Manufacturer or as required by Applicable Law, use the trade name of Manufacturer, or the relevant Third Party manufacturer, as applicable, to identify the manufacturer of the Products on the Product label and packaging in accordance with this Agreement.  All labels, packaging and trade communication materials to be used by Distributor in connection with the Products or the distribution or promotion thereof shall be approved by Manufacturer in accordance with Section 6.1 and Section 6.2 and Distributor shall not use any labels, packaging or trade communication materials that have not been so approved in advance by Manufacturer.

2.4                         Solicitation Outside Territory.  Distributor shall not, and Distributor shall cause its Affiliates not to (i) sell any Product to, or solicit or accept orders for sales of any Product to, any existing or prospective customer outside the Territory, (ii) deliver or tender (or cause to be delivered or tendered) any Product outside the Territory, or (iii) sell any Product to,

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or solicit any sales from, a customer if Distributor knows has reason to know or should have known that such customer intends to distribute or resell any Product outside of the Territory.

2.5                         Pricing.  Distributor shall have sole discretion in establishing the prices at which Distributor sells the Products. [**]

2.6                         Reservation of Rights.

(a)                                 Except as expressly provided in this Agreement, Manufacturer is not granting to Distributor any right, title or interest, whether express or implied, under any Products, intellectual property right or other right that Manufacturer or its Affiliates may own or otherwise control.  Nothing in this Agreement shall preclude or prevent Manufacturer or its Affiliates from manufacturing, marketing or selling the Branded Products (either by itself or through any Affiliate or Third Party) in any jurisdiction, provided that during the Term for a Product, except as set forth in Section 2.9, Manufacturer shall not authorize the distribution or sale of the corresponding Branded Product as an authorized generic product in the Territory other than through Distributor or otherwise as may be required by Applicable Law.  Except as set forth in Section 2.1, nothing contained in this Agreement shall grant (or be construed as granting) to Distributor any right, title or interest in, to or under any NDA held in the name of Manufacturer or its Affiliates, or any supplement thereto, or any other intellectual property right owned or controlled by Manufacturer or its Affiliates.  Subject to the provisions of Article 9, in no event shall Distributor have any right to participate or direct any litigation involving any Branded Product engaged in by Manufacturer and nothing in this Agreement shall limit Manufacturer’s sole discretion to initiate, conduct, settle or otherwise compromise or conclude any such litigation.

(b)                                 Effective as of the Commencement Date with respect to a particular Product, Manufacturer may, but is not required to, promote and market the Product directly through its sales force, and Distributor grants to Manufacturer a non-sublicensable, nontransferable, limited right and license to use Distributor’s name and other information set forth on the label of the Products to promote and market such Product in the Territory as a generic product rated to and substitutable for the applicable SKU of the applicable Branded Product.  Manufacturer shall submit to Distributor for its written approval all sales materials for the Products prior to their modification or use by Manufacturer, and Distributor shall respond to any requests for approval within five (5) Business Days of receipt.  Manufacturer shall not promote or market the Products in any manner that is inconsistent with the FDA-approved labeling for the Products or Applicable Law (including without limitation, 21 CFR Section 201), or otherwise make any false or misleading representations to any Third Parties regarding Distributor or the Products.

2.7                         NDC#; Manufacturer.  Distributor shall distribute and sell the Products using only an NDC# that reflects Distributor as the distributing and selling party.  Distributor shall take all actions necessary to obtain such new NDC# for each Product prior to the first Commencement Date in respect of such Product.  Manufacturer, or its designated Third Party supplier, as applicable, shall be listed as the manufacturer on the label for the Products as required by the FDA or other Regulatory Agency or as requested by Manufacturer.

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2.8                         Subcontracting or Subdistribution.

(a)                                 Manufacturer may use an Affiliate or one or more Third Parties to supply, manufacture, package and/or label the Products or perform any of Manufacturer’s obligations hereunder.

(b)                                 All obligations and services to be performed by Distributor under this Agreement shall be solely performed by Distributor (or its Affiliates, if approved in writing in advance by Manufacturer, in which event Distributor shall cause any such Affiliate to comply with all the terms and conditions in this Agreement as if named as a Party hereto), and Distributor shall not outsource or subcontract any of its obligations hereunder, without Manufacturer’s prior written consent. Only Distributor itself shall directly promote, distribute, market, offer for sale, and sell the Products to the trade (including, pharmaceutical wholesalers and retailers) in the Territory, and Distributor shall not promote, market, offer for sale, or sell the Products to the trade through or by means of any Third Party. Notwithstanding the foregoing, Distributor may use Third Parties to perform call coverage services after normal hours of operation, Product returns and recall processing, and warehousing and distribution for disaster recovery purposes.  Notwithstanding anything to the contrary in this Section 2.8(b), Distributor remains fully responsible to Manufacturer for the performance of any of Distributor’s obligations under this Agreement by any Third Party or Affiliate, including any breach of this Agreement by such Third Party or Affiliate. All sales of Product by Distributor or its Affiliates to Affiliates shall be made on arm’s length terms and conditions.

2.9                         [**]

2.10                  Divestiture of Branded Products.  If Manufacturer decides to divest any Branded Product (other than to an Affiliate of Manufacturer or in connection with a Change of Control of Manufacturer), it will advise Distributor of that decision early in the process of seeking potential purchasers so the Parties can discuss any interest Distributor has in purchasing such Branded Product(s) and corresponding Product(s) from Manufacturer.  Manufacturer shall not have any obligation to select Distributor as the purchaser of any divested Branded Product or corresponding Product.

2.11                  [**]

ARTICLE 3

FINANCIAL PROVISIONS

3.1                         Supply Price.  During the Term, beginning with the first Commencement Date, Distributor shall pay Manufacturer the Supply Price for the Products on an SKU-by-SKU basis.

3.2                         Invoice Supply Price.

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(a)                                 The initial Invoice Supply Price for each SKU of each Product is set forth in Exhibit 3.2, and each such price shall be subject to adjustment from time to time as set forth in this Section 3.2.  The price set forth in Exhibit 3.2 as adjusted from time to time for each SKU is referred to as the “Invoice Supply Price”.

(b)                                 The Invoice Supply Price may be adjusted as follows:

(i)                                    [**]

(ii)                                [**]

(iii)                            [**]

(c)                                  The Invoice Supply Price for each Product added to this Agreement pursuant to Section 2.2 shall remain unchanged until (i) December 31 of the calendar year in which such Product is added to this Agreement if such Product is added on or after January 1 and on or before June 30 of a calendar year or (ii) December 31 of the calendar year following the calendar year in which such Product is added to this Agreement if such Product is added after June 30 and on or before December 31 of a calendar year, and shall be adjusted thereafter as provided in Section 3.2(b) or 3.2(c), as applicable.

3.3                         Payment of Invoice Supply Price.  Manufacturer shall invoice Distributor for the Invoice Supply Price in effect at the time of the submission of the order for such Products upon or within a reasonable period of time after delivery of each shipment of Products to Distributor.  Distributor shall pay Manufacturer’s invoices: (a) within [**] after the date of First Commercial Sale for Products Manufacturer ships to Distributor pursuant to the first purchase order received by Manufacturer from Distributor for launch quantities of the Products (i.e., the quantities specified for the first month of Distributor’s initial Rolling Forecast); and (b) within [**] from the date of invoice for shipments of such Product thereafter.  The date of each invoice for Products shall be the date of shipment of such Products to Distributor.  Distributor shall make payment without deduction, deferment, set-off, lien or counterclaim of any nature, other than for rejected or returned goods for which Manufacturer has issued a credit acknowledgment in writing.

3.4                         [**]

(a)                                 During the Term, beginning on the first Commencement Date, Distributor shall pay Manufacturer an amount equal to the sum of the [**] and shall make such payments in accordance with Section 3.5.  For purposes hereof, a “quarter” is measured as follows with respect to each SKU of each Product that has a different date of First Commercial Sale: (i) for the first quarter, the stub period beginning on the date of the First Commercial Sale of such SKU of Product and ending on the last day of the calendar quarter (March 31, June 30, September 30 or December 31) in which the First Commercial Sale occurs; (ii) for the next succeeding quarters, the full calendar quarter period; and (iii) for the final quarter, the stub period beginning on the first day of the calendar quarter and ending on the date of the last sale of such SKU of Product.  Notwithstanding the foregoing, if the First Commercial Sale of an SKU of Product occurs on a date that makes the first stub period less than two months, then for purposes

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of this Agreement, the “first quarter” with respect to such SKU of Product shall be the period beginning on the date of the First Commercial Sale of such SKU of Product and ending on the last day of the first full calendar quarter after the stub period.

(b)                                 The Parties acknowledge that the calculations of Net Sales and Net Distributable Profits will include accruals based on estimates that Distributor believes are reasonable and that actual results likely will differ from these accruals.  On an ongoing basis, Distributor shall revise accrual estimates based on actual accruals, compare those revised accrual estimates to existing accruals, and adjust accruals accordingly.  Within [**] after the end of each quarter, Distributor shall provide to Manufacturer (in accordance with the Accrual Rollforward Report included in Exhibit 3.4(b)) a rollforward of accrual activity during the previous quarter.  Each Accrual Rollforward Report shall show accruals at the beginning of the period, additions to accruals during the period, actual charges against accruals during the period, any adjustments to accruals deemed necessary by Distributor, and ending accruals recorded by Distributor at the end of the period.  Upon the expiration or termination of this Agreement, Distributor shall continue to provide Manufacturer with an Accrual Rollforward Report as provided in this Section 3.4(b) until all adjustments to existing accruals have been determined.

(c)                                  If the Accrual Rollforward Report for a quarter shows adjustments to accruals for the quarter, the Parties shall make adjusting payments as provided in this Section 3.4(c).  If an Accrual Rollforward Report includes net adjustments to accruals that reduce accruals and therefore increase [**] for the quarter just ended, Distributor shall owe Manufacturer an amount equal to the net reduction in accruals (but not more than the [**] and Distributor shall pay Manufacturer such amount within thirty (30) days after the date of the Accrual Rollforward Report specifying such amount.  If an Accrual Rollforward Report includes net adjustments to accruals that increase accruals and therefore decrease [**] for the quarter just ended, Manufacturer shall owe Distributor an amount equal to the net increase in accruals [**] and Manufacturer shall pay Distributor such amount within thirty (30) days after the date of the Accrual Rollforward Report specifying such amount.

3.5                         Payment [**].  During the period commencing after the First Commercial Sale of a Product and continuing thereafter until the end of the quarter following the quarter in which this Agreement terminates or expires (or the expiration of such longer period as Distributor may be entitled to sell inventory pursuant to Section 10.9):

(a)                                 Within five (5)  Business Days after the end of each calendar month following the Commencement Date for such Product, Distributor shall deliver to Manufacturer a written report, showing with respect to the immediately preceding month (i) inventory of Product in Distributor’s distribution facilities as of the first and last days of such month, and units of Product received and shipped during such month (all in accordance with the form of report attached hereto as Exhibit 3.5(a)(i)), and (ii) the reasonable good faith estimates of its calculation of the [**] made in accordance with the form of report attached hereto as Exhibit 3.5(a)(ii).

(b)                                 No later than the 15th calendar day of the month following the end of each quarter, Distributor shall submit to Manufacturer a written report, showing with respect

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to the preceding quarter, the calculation of the [**] made in accordance with the form of report attached hereto as Exhibit 3.5(a)(ii) (excluding any adjustments to accruals under Section 3.4(c)).

(c)                                  Simultaneously with the delivery of each written report for a quarter under Section 3.5(b), Distributor shall remit to Manufacturer [**] for such quarter as specified in such report.  Distributor shall make each such payment by wire transfer in U.S. dollars to the credit of such bank account as shall be designated in advance by Manufacturer.

3.6                         Taxes and Withholding.  Distributor shall make all payments to Manufacturer under this Agreement without any deduction or withholding for, or on account of, any tax.

3.7                         Currency.  All amounts hereunder, including, without limitation, Net Sales, expense amounts and the amounts due to Manufacturer hereunder, shall be expressed in U.S. dollars.

3.8                         Maintenance of Records; Audit.  Distributor shall maintain, and shall require its Affiliates and permitted Third Parties to maintain, complete and accurate books and records in connection with the handling, sale, and distribution of all Products hereunder, as necessary to allow the accurate calculation consistent with U.S. generally accepted accounting principles of the amounts due to Manufacturer, the reporting obligations contemplated herein, and compliance with the terms of this Agreement, and Distributor shall maintain such books and records for a period of at least [**] after the end of the calendar year in which they were generated, or for such longer period as may be required by Applicable Law.  Subject to Section 10.4, no more than once per calendar year during the Term, Manufacturer shall have the right to engage an independent accounting firm reasonably acceptable to Distributor, at Manufacturer’s expense, which shall have the right to examine in confidence such books and records as may be reasonably necessary to determine or verify the amount of payments due under this Agreement and compliance with the obligations hereof.  Such accounting firm shall conduct such examination, and Distributor shall make such books and records available, during normal business hours at the facility(ies) where such books and records are customarily maintained.  Each such examination shall be limited to pertinent books and records for any year ending not more than [**] months prior to the date of request, except that Manufacturer shall not be permitted to audit the same period of time more than once.  Before permitting such independent accounting firm to have access to such books and records, Distributor may require such independent accounting firm and its personnel involved in such audit to sign a confidentiality agreement (in reasonable form and substance) as to any Confidential Information of Distributor which is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section.  The independent accounting firm will prepare and provide to each Party a written report stating whether the reports submitted and amounts paid are correct or incorrect and the amounts of any discrepancies.  If there was an underpayment by Distributor hereunder, Distributor shall promptly (but in no event later than thirty (30) days after its receipt of the independent auditor’s report so concluding) make payment to Manufacturer of any shortfall by wire transfer in U.S. dollars, plus interest on the amount of such shortfall calculated at the Applicable Rate from the date such payment should have been made to the date the shortfall is paid.  If there was an overpayment by Distributor hereunder, Manufacturer shall promptly (but in no event later than thirty (30) days after Manufacturer’s receipt of the independent auditor’s report so concluding) refund to Distributor the excess

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amount by wire transfer in U.S. dollars.  In the event of any underpayment by Distributor resulting in a cumulative discrepancy during any calendar year in excess of the greater [**], all costs of the audit, including the expenses of the independent accounting firm, shall be borne and promptly paid by Distributor.

3.9                         Interest on Late Payments.  If any payment under this Agreement is late, interest shall accrue on the past due amount at a rate (the “Applicable Rate”) equal to the lesser of (a) [**] per annum, and (b) the maximum rate permitted by law.  Time for any payments hereunder shall be of the essence.

3.10                  Brand Fee.  Distributor shall be responsible for the payment of any Brand Fee applicable to the Products and Manufacturer shall be responsible for the payment of any Brand Fee applicable to the Branded Products.

ARTICLE 4

SPECIFICATIONS; REGULATORY AGENCY MATTERS

4.1                         Mandatory Changes to Specifications.  Manufacturer shall use Commercially Reasonable Efforts to make changes to the Specifications that are required by Applicable Law (a “Required Manufacturing Change”).  If any such change could reduce Manufacturer’s capacity to manufacture a Product, Manufacturer shall immediately notify Distributor of such proposed change and the extent and duration of any expected capacity reduction.  Manufacturer shall bear all costs incurred by Manufacturer as a result of a Required Manufacturing Change.

4.2                         Discretionary Changes to Specifications.

(a)                                 Manufacturer in its sole discretion shall have the right to make changes to the Specifications or manufacturing processes, including changes to the manufacturer(s) or supplier(s) used in making a Product, that are not a Required Manufacturing Change (a “Manufacturer Discretionary Change”).  If Manufacturer elects to make a Manufacturer Discretionary Change that could reasonably impact Distributor’s supply of Product, Manufacturer shall provide Distributor prior written notice of the change as soon as reasonably practicable, provided that if the change is likely to eliminate some or all of Manufacturer’s capacity to manufacture a Product for a period of time, (i) Manufacturer shall provide such notice at least three (3) months before the commencement of the capacity reduction, to the extent possible, and such notice shall include Manufacturer’s good faith estimate of the size and duration of the capacity reduction, and (ii) within fifteen (15) days after Distributor’s receipt of Manufacturer’s notice, Distributor may revise the Rolling Forecast in effect at the time of Manufacturer’s notice to reduce the number of units of the affected Product forecast during the capacity reduction (up to the size of the capacity reduction specified in Manufacturer’s notice) and add those units to the third month of such Rolling Forecast (and the binding purchase order in effect for that month) and subsequent months of such Rolling Forecast that end before the commencement of the capacity reduction. Subject to Manufacturer’s right to reasonably allocate Branded Product amongst Manufacturer’s other distributors (including its Affiliates) and Third Party relationships, Manufacturer shall use Commercially Reasonable

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Efforts to provide Distributor with such additional units of Product ordered or forecast.  Manufacturer shall be responsible for making any required regulatory filings with respect to any Manufacturer Discretionary Change and shall be responsible for obtaining all approvals in connection therewith, and Distributor shall cooperate with Manufacturer in a reasonable manner to effect such change.  Manufacturer shall bear all costs incurred by Manufacturer as a result of any such Manufacturer Discretionary Change.

(b)                                 Subject to Section 6.1, Distributor shall have the right to request changes to the labeling of a Product that are not a Required Manufacturing Change (a “Distributor Discretionary Change”), except that (i) Manufacturer shall not be under any obligation to make or cause to be made any such changes, and (ii) Distributor shall provide Manufacturer at least ninety (90) days’ prior written notice of any requested Distributor Discretionary Change, and Distributor shall comply with, and take all actions necessary for Manufacturer to comply with, all Applicable Laws concerning any Distributor Discretionary Change.  Distributor shall pay all costs associated with a Distributor Discretionary Change.

4.3                         Regulatory Filings; Communication with Regulatory Agency.

(a)                                 Manufacturer will have control over, and authority and responsibility for, monitoring and coordinating all maintenance of, regulatory actions with respect to, and communications and filings with and submissions to, the FDA with respect to the NDA for the Products and the distribution and sale of the Products under this Agreement, including, without limitation, making all filings with the FDA required for Product Listing, any Required Manufacturing Change, Manufacturer Discretionary Change or Distributor Discretionary Change or Product REMS requirements, as well as the reporting of Adverse Drug Experiences.  Manufacturer shall use Commercially Reasonable Efforts to make such filings with the FDA as necessary for Manufacturer to carry out its obligations under this Agreement.  In the case of the Product Listing, Distributor shall assist Manufacturer in preparing the required forms for filing by Manufacturer.

(b)                                 Notwithstanding Section 4.3(a), Distributor shall be solely responsible for communications and filings with, and submissions to, any Regulatory Agency or other federal, state or local governmental authority specifically and solely related to Product sales, prices, discounts, rebates, fees, charge-backs, and other payments associated with Distributor’s distribution and sale of Products under this Agreement, including, without limitation, all reporting, and disclosure obligations under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit), Medicare Part B (Quarterly Average Sales Price), the Veteran’s HealthCare Act 602 (Public Health Service 340B Quarterly Ceiling Price), the Veteran’s HealthCare Act 603 (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), and Federal Supply Schedule Contract Prices. Distributor shall also cooperate fully with Manufacturer and, at Manufacturer’s request, shall timely supply all data and information required by Manufacturer to enable Manufacturer to comply with any Applicable Laws concerning Manufacturer’s supply of Products to Distributor under this Agreement, including aggregate sales and rebate transaction data, Average Manufacturer Price and Best Price calculations and other data or information regarding sales and pricing of the Products reasonably requested by Manufacturer.

4.4                         Distributor Communication with Regulatory Agency.  If Distributor reasonably concludes, after consultation with its external legal counsel, that Distributor or its Affiliate is required pursuant to Applicable Law to communicate with a Regulatory Agency regarding their activities under this Agreement and arising solely from Distributor’s independent legal or regulatory responsibilities, then, prior to such communication, Distributor shall promptly so advise Manufacturer before such communication shall occur and with enough lead time to reasonably permit Manufacturer to review the situation, participate in and coordinate any such communications.  Distributor shall permit Manufacturer to attend any meetings (in person or by other means) with a Regulatory Agency.  Distributor shall promptly provide Manufacturer with copies of all correspondence, documents and materials received from a Regulatory Agency concerning any Product or any activities under this Agreement.  Distributor shall promptly provide Manufacturer with copies of any proposed correspondence or communications of any kind to a Regulatory Agency that relates to any Product or any activities under this Agreement at least seven (7) days before the submission of such correspondence.  Distributor shall, and shall require its Affiliates to, consult with Manufacturer and adopt all reasonable suggestions and recommendations of Manufacturer concerning any meeting or written or oral communication with any Regulatory Agency.

4.5                         Regulatory Cooperation.  Each Party shall provide the other Party with all reasonable assistance and take all actions reasonably necessary to enable such other Party to comply with any Applicable Law relating to such other Party’s activities under this Agreement as such other Party may request.  Except as otherwise provided in Article 7, such assistance and actions shall include, without limitation, informing the other Party within forty-eight (48) hours of receiving any information that:

(a)                                 Raises any material concerns regarding the safety or efficacy of any Product;

(b)                                 Indicates or suggests a potential material liability for either Party to Third Parties arising in connection with any Product;

(c)                                  Is reasonably likely to lead to a recall or market withdrawal of, or field alert or other corrective action with respect to, any Product in the Territory; or

(d)                                 Concerns any material investigation or inspection, or any detention, seizure or injunction, involving any Product by any Regulatory Agency in the Territory.

Manufacturer and Distributor shall, in each such case, jointly determine whether subsequent notification to a Regulatory Agency is required, and if necessary, which Party shall provide such notification.  Except as otherwise provided in Article 7, if the Parties disagree on whether to notify a Regulatory Agency, or to take any other action with respect to the matters discussed in (a) through (d) above, the position of Manufacturer shall control.  Manufacturer shall provide Distributor with a copy of any response on corrective action that it submits to a Regulatory Agency relating to the Products (redacted to eliminate references to drug products other than the Products).

4.6                         Product REMS Requirements.  If the FDA now or hereafter requires a risk evaluation and mitigation strategy for any Branded Product pursuant to 21 U.S.C. 355-1 (“Product REMS”), including a medication guide, patient registry, or other element required for a Product REMS, Manufacturer shall (a) notify Distributor of the requirements of any such Product REMS that apply to the Products (and any changes in those requirements) sufficiently  in advance to permit Distributor to comply with such Product REMS in distributing the Products under this Agreement, and (b) provide Distributor, at Manufacturer’s expense, with all reasonable assistance and take all actions reasonably required to enable Distributor to comply with any such Product REMS, except that Distributor shall bear the expense of making any required changes to its Web site.  In the event that any patient registry requirement is included as part of a Product REMS, Distributor and Manufacturer shall negotiate a cost-sharing formula in good faith.

4.7                         Payment of Rebates on the Products.  Distributor shall be solely responsible for all federal, state and local government and private purchasing, pricing or reimbursement programs with respect to the Products sold by Distributor, including taking all necessary and proper steps to timely execute agreements and file other appropriate reports and other documents with governmental and private entities as required by Applicable Law and contractual obligation.  Distributor shall be solely responsible for payment and processing of all rebates, and for providing pricing and price disclosures, whether required by contract or Applicable Law, for the Products sold by Distributor.

ARTICLE 5

ORDERS AND TERMS

5.1                         Delivery Terms; Title Passage.  Manufacturer shall deliver all quantities of Products to Distributor FCA (Incoterms 2010) the manufacturing facility or warehouse of Manufacturer or its Third Party supplier for the applicable Product, risk of loss and title shall pass to Distributor once the Products are loaded on the first carrier at such facility or warehouse, and Distributor shall be responsible for all freight, insurance, handling, fees, taxes and other costs associated with the shipment or importation of Products.

5.2                         Shipping Documentation.  Manufacturer shall supply with each shipment a pack slip that describes the Products and states the purchase order number and NDC # and a Certificate of Analysis and a Certificate of Conformance for each lot of the Products included in the shipment.  Each Certificate of Analysis shall include, at a minimum, the Product name, batch number, date of manufacture, analytical test results, Product Specifications and microbiological test results (if applicable), and each Certificate of Conformance shall include a certification by Manufacturer’s Quality Assurance personnel that all Specifications have been met as of the time of shipment and that the Product was produced and tested in accordance with cGMP requirements.

5.3                         Governing Terms.  To the extent there is any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

5.4                         Other Costs.  Except as expressly set forth in this Agreement, Distributor shall be solely responsible for all costs and expenses it incurs related to the distribution, marketing, promotion and sale of Products in the Territory.

5.5                         Forecasts and Purchase Orders.

(a)                                 Initial forecast and purchase order.  Attached as Exhibit 5.5(a) is an initial non-binding, good faith written estimate by month of Distributor’s quantity requirements for the Products by SKU for the [**] period after the First Commercial Sale.  Promptly upon Distributor’s receipt of notice from Manufacturer of the Estimated Launch Date for each SKU of the Products, Distributor shall update such initial estimate to cover the [**] period starting with the calendar month in which the Estimated Launch Date occurs for such SKU and shall submit to Manufacturer a binding purchase order for such SKU for the first [**] of the estimate for such SKU by written or electronic purchase order on Distributor’s purchase order form or another form specified by Manufacturer.  If the Parties subsequently mutually agree to set the Commencement Date for an SKU of the Products on a date other than the Estimated Launch Date for such SKU, the Estimated Launch Date for such SKU shall be adjusted accordingly to match the Commencement Date for such SKU, and Distributor shall promptly submit a revised initial forecast for such SKU and a replacement for its initial purchase order for such SKU, in each case reflecting revisions to applicable delivery dates.  Within [**] after receiving an Added Product Election and the Estimated Launch Date of each SKU for the corresponding Product(s), Distributor shall provide an initial forecast and binding purchase order for such SKU in accordance with this Section 5.5(a), and such initial forecast shall be subject to updating as provided in this Section 5.5(a).

(b)                                 Post-launch forecasts and purchase orders.  Within the first five (5) Business Days of each calendar month following the first Commencement Date, Distributor shall provide a new forecast that covers the twelve (12) month period starting with the calendar month after which Distributor provides such forecast. (For example, Distributor’s forecast provided in January of any year shall cover the period from January 1 through December 31 of that year.)  Each such forecast is referred to herein as a “Rolling Forecast.”  At the time of each Rolling Forecast, Distributor shall submit to Manufacturer a binding purchase order for Products to be received by Distributor during the [**] of such Rolling Forecast by written or electronic purchase order on Distributor’s purchase order form or another form specified by Manufacturer.

(c)                                  Terms of purchase orders.  Unless otherwise specified in Schedule 1 hereto, all purchase orders shall be addressed to Manufacturer at the address specified in Section 12.8 of this Agreement.  Each purchase order shall specify the quantity and type of each Product by SKU and delivery schedule, except that no such purchase order shall specify a delivery date for any Product that is less than [**] following the date of such purchase order.  Purchase orders shall specify quantities of each SKU in accordance with the full batch sizes or the partial batch sizes (if any) set forth on Exhibit 5.5(c) hereto, which may be amended by written agreement of the Parties from time to time.

(d)                                 Acceptance of purchase orders.  Within ten (10) days after its receipt of each purchase order, Manufacturer shall acknowledge its ability to fill the purchase order and confirm delivery plans.  Manufacturer shall not be required to accept any purchase

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orders for Products that exceed [**] of the units of such Products contained in the immediately preceding Rolling Forecast for the applicable period.  For example, if Manufacturer received a Rolling Forecast in [**] of a year indicating delivery of one hundred (100) units of Products for April of that year, Manufacturer shall not be required to accept a purchase order for more than [**] units of such Products in [**] of that year when the next Rolling Forecast is received in [**] of that year.

(e)                                  Modification of firm orders.  Distributor shall be required to purchase, at a minimum, [**] of the quantity of Products subject to binding purchase orders, except that if (i) Distributor reasonably determines that changes in expected market demand for any SKU of the Products between the date Distributor received notice of the Estimated Launch Date for such SKU and the Commencement Date for such SKU have reduced the potential market share of such SKU and that as a result Distributor’s forecast for launch quantities of such SKU(s) (the first month of the initial forecast) are likely to exceed the demand of Distributor’s customers for such launch quantities, or (ii) Manufacturer fails to meet the order quantity or delivery requirements under Section 5.7, and Distributor reasonably determines that the failure has reduced or is reasonably likely to reduce the demand of Distributor’s customers for any SKU(s) of the Products, then in each case, Distributor may by written notice to Manufacturer, within thirty (30) days after Distributor’s determination under clause (i) or Manufacturer’s failure and Distributor’s determination under clause (ii), reduce Distributor’s commitments under binding purchase orders then in effect to reflect such actual or expected reduction in demand, and Distributor may also reduce future Rolling Forecasts to reflect such actual or expected reduction in demand.

5.6                         Dating.  Exhibit 5.6 specifies a minimum delivery dating and a minimum launch dating for the Products.  All Products shipped by Manufacturer to Distributor shall have remaining expiration dating as of the date of delivery to Distributor that is no less than the minimum delivery dating specified in Exhibit 5.6.  Manufacturer’s delivery to Distributor of any Products having shorter dating shall be subject to the written consent of Distributor, which shall not be unreasonably withheld, conditioned or delayed.  In addition, if Distributor has not yet launched an SKU of the Products (other than because of a breach of this Agreement by Distributor), and the remaining expiration dating on any units of such SKU of the Products held by Distributor in inventory falls below the minimum launch dating specified in Exhibit 5.6, Distributor may return such units to Manufacturer at Manufacturer’s expense, and Manufacturer shall use Commercially Reasonable Efforts to replace such returned units promptly at no additional cost to Distributor.

5.7                         Delivery.  Manufacturer shall satisfy the quantity and delivery date requirements of each purchase order submitted to Manufacturer that complies with the requirements of Section 5.5.  For such purposes, any shipment delivered that is within plus or minus [**] of the quantity ordered will be considered as meeting such ordered quantity, and any shipment delivered on a date within plus or minus [**] of the delivery date specified on the purchase order will be considered as delivered on time.  Manufacturer shall not be deemed in breach or default under this Agreement if Distributor has sufficient inventory to cover any shortfalls under purchase orders.

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5.8                         Excess Inventory before Commencement Date.  If Manufacturer delivers units of any SKU of the Products to Distributor before the Commencement Date as permitted by Section 2.1(f), and thereafter Distributor reasonably determines that changes in market demand or the launch timing for a SKU of Product between the Effective Date and the Commencement Date have reduced the potential market share of any SKU(s) of the Product(s) and that as a result the quantities of such SKU(s) of the Products held by Distributor before the First Commercial Sale are likely to exceed the demand of Distributor’s customers for launch quantities, Distributor may, at Manufacturer’s expense, return the excess quantities to Manufacturer, and Manufacturer shall cancel any outstanding unpaid invoices for such units.

5.9                         Product Warranty.  Manufacturer warrants that upon delivery at the applicable shipping point in accordance with Section 5.1, all Products (a) shall comply with the applicable Specifications, (b) shall have been manufactured in material compliance with cGMP, and (c) may be introduced into interstate commerce pursuant to the Act.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

5.10                  Acceptance and Rejection of Products.

(a)                                 Distributor shall have thirty (30) days after receipt of each shipment of Products to determine if such Products conform to the warranties set forth in Section 5.9 and to reject any of such Products that fail to conform to such warranties, except that any rejection based on any defect or non-conformity that is reasonably observable based on a visual inspection of the Product must be submitted to Manufacturer within five (5) Business Days after Distributor’s receipt of such Product.  Distributor shall submit any claims for failure to so conform (a “Claim”) in writing to Manufacturer within such thirty (30) day period, or five (5) Business Day period, as applicable, describing in detail the nonconforming characteristics of the Products, accompanied by a true and correct copy of the results of any tests conducted by or at the direction of Distributor thereon.  Distributor shall be deemed to have accepted any Products if it fails to submit a Claim during such thirty (30) day period, or five (5) Business Day period, as applicable.

(b)                                 If Distributor submits a Claim and Manufacturer does not agree with the Claim, the Parties shall submit the Products in question to one of the three testing laboratories that have the capability of testing the Products, including the capability for testing for impurities, and that have validated test methods, to determine whether they complied with the warranties in Section 5.9.  The determination of such Third Party shall be final and binding on the Parties.  The non-prevailing Party shall bear all costs and expenses related to such testing.  Distributor shall not dispose of any Product that is subject to a Claim until final resolution of any dispute with respect thereto.  Manufacturer shall be deemed to have agreed with a Claim if it fails to give Distributor objection in writing to the Claim within fifteen (15) Business Days after it receives the Claim.  In any event, Manufacturer has sole discretion in determining final lot disposition.

(c)                                  If Manufacturer agrees with the Claim, or if Manufacturer disagrees with the Claim but an independent Third Party determines under Section 5.10(b) that the Products in question did not comply with the warranties in Section 5.9, then Manufacturer shall (i) credit Distributor the Invoice Supply Price for the Products in question as promptly as practicable (but in any event within fifteen (15) Business Days following such agreement or determination), (ii) instruct Distributor whether to return or destroy the Products in question, and (iii) provide Distributor with replacement Products at such Invoice Supply Price as promptly as possible following such agreement or determination.  In addition, Manufacturer shall pay for (A) all reasonable costs of returning or destroying non-conforming Products and shall bear the risk of loss for such Products from the time they leave Distributor’s premises for return delivery or destruction, and (B) all freight and insurance costs of sending the replacement Products.

5.11                  Product Defects Discovered After Acceptance of Products.  If any Products accepted by Distributor under Section 5.10 do not conform to the warranties set forth in Section 5.9, including, without limitation, in the context of any recall of, or other corrective actions with respect to, the Products, (a) Manufacturer shall be obligated, at its option, to promptly (but in any event within thirty (30) days after Distributor notifies Manufacturer of the non-conformity) replace such Products at its own expense and ship such replacement Products either to Distributor or the applicable customer at its own expense, or to credit to Distributor the Invoice Supply Price for such Products, and (b) at Manufacturer’s option, Distributor shall either destroy such Products or ship them to Manufacturer at Manufacturer’s expense.  If the Parties disagree on whether any Product fails to comply with the warranties in Section 5.9, the Parties shall resolve the disagreement as provided in Section 5.10(b).

5.12                  Sole Remedies for Product Defects.  Except as provided in Section 9.1(a) and Section 7.3, the provisions of Section 5.10 and Section 5.11 above shall be the sole and exclusive remedy available to Distributor with respect to any Product that fails to meet the warranties in Section 5.9.  For the sake of clarity, Manufacturer shall have no liability for any damaged or non-conforming Products to the extent such damage or non-conformity is caused in whole or in part by Distributor’s breach of this Agreement or use, handling, or storage that is not in accordance with Manufacturer’s instructions (consistent with cGMP), the Specifications, or Applicable Law, or the FDA-approved Product labeling.

5.13                  Other Product Returns.  Except as otherwise set forth in this Article 5 (and subject to Section 7.3 and Section 9.1), Distributor shall be solely responsible for handling any Product returns, including responsibility for destruction, and any associated costs.

5.14                  Inspection and Audit.

(a)                                 During the Term, beginning on the first Commencement Date, Distributor shall have the right, upon reasonable advance notice and during regular business hours, to inspect or audit (or have a Third Party reasonably acceptable to Manufacturer inspect and audit) Manufacturer’s facilities being used by Manufacturer for production of Products (including those of any Third Party supplier used by Manufacturer, subject to the immediately following sentence) to assure compliance by Manufacturer with cGMP, provided that Manufacturer and any such Third Party supplier may exclude Distributor from access to any facility or portion thereof not related to the production of Products.  With respect to Third Party suppliers used by Manufacturer to manufacture, package or label Products, Distributor may inspect and audit the Third Party’s facilities solely to the extent permitted by, and in accordance with, the agreements between Manufacturer and such Third Parties; provided that Distributor shall be limited to two persons inspecting and auditing such facilities and Manufacturer may accompany such persons.  Manufacturer agrees to use Commercially Reasonable Efforts to obtain the consent of any such Third Party to submit to and participate in an inspection and audit as contemplated by this Section 5.14.  All information obtained by Distributor pursuant to this Section 5.14 shall be deemed to be the Confidential Information of Manufacturer subject to the provisions of Article 11.

(b)                                 During the Term, beginning on the Effective Date, Manufacturer shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit (or have a Third Party reasonably acceptable to Distributor inspect or audit) the facilities being used by or for the benefit of Distributor for the handling, storage, distribution, and delivery of Products (including those of any authorized subcontractor or agent used by Distributor) to assure compliance by Distributor with the FDA-approved Product labeling, Applicable Law, and the terms of this Agreement.

(c)                                  A Party shall not carry out the audits provided for under this Section 5.14 more than once in any twelve (12) month period unless there is reasonable cause for an additional audit (including, but not limited to, following up on any prior deficiencies noted in the course of prior audits or notification of an issue in any of the foregoing areas).  Each Party performing an inspection or audit shall conduct it in a manner that minimizes disruption of the business operations of the Party being audited.  Any Third Party conducting an inspection or audit on behalf of a Party shall execute a reasonable confidentiality agreement before commencing the inspection or audit.

(d)                                 If an inspection or audit reveals that the audited facilities do not satisfy the requirements above in all material respects, then the Party conducting the audit (the “Auditing Party”) shall promptly provide to the other Party (the “Audited Party”) written notice of such finding, which notice shall contain in reasonable detail the deficiencies found in the facilities and, if practicable, those steps the Auditing Party believes should be undertaken in order to remedy such deficiencies.  The Parties shall discuss in good faith the proposed deficiencies and, to the extent there is agreement on the proposed deficiencies, the Audited Party shall use Commercially Reasonable Efforts to remedy such deficiencies, or implement a plan to remedy such deficiencies, as soon as reasonably practical following receipt of the notification thereof.

5.15                  Quality Agreement.  Within ninety (90) days after the Effective Date, Manufacturer and Distributor shall negotiate in good faith to enter into a quality agreement relating to quality assurance matters for the Products (the “Quality Agreement”) with additional customary terms and conditions, consistent with the terms of this Agreement, and each Party shall perform its obligations under the Quality Agreement.

ARTICLE 6

PACKAGING AND TRADE COMMUNICATION MATERIALS

6.1                         Packaging.  All Products supplied to Distributor hereunder shall be in finished packaged form.  Manufacturer shall provide Distributor with sufficient information concerning packaging and labeling components for Distributor to develop appropriate artwork, and Distributor shall design such artwork and supply it to Manufacturer for its written approval, not to be unreasonably withheld or delayed.  Manufacturer shall, at its cost (except with respect to any Distributor Discretionary Change), produce all package and labeling materials as approved by Manufacturer to be used for the Products (including print-ready artwork with Distributor’s NDC#).  Any changes to the packaging and labeling specifications requested by Distributor thereafter shall require the prior written consent of Manufacturer.  If Manufacturer consents to such changes, such changes will be at Distributor’s cost and expense, and Distributor shall reimburse Manufacturer for its costs and expenses in connection therewith, including any cost or expense associated with inventory or raw materials rendered obsolete as a result of such change in packaging.  If requested by Manufacturer or required by Applicable Law, Distributor shall clearly identify Manufacturer, or its designated Third Party supplier, as applicable, as the manufacturer of the Products on all packaging materials.

6.2                         Trade Communication Materials.  Unless otherwise agreed to by Manufacturer, Distributor shall have the right to use only the following trade communication materials in connection with the marketing of the Products: (a) professional purchasing information consisting of a trade fact sheet (containing a product profile using standard drug listing information) and a related flyer (containing information from the trade fact sheet and a statement that the Products are an authorized generic version of the Branded Products); (b) trade show graphics; and (c) a page on Distributor’s publicly available web site comparing the Products to the Branded Products.  All trade communication materials prepared by Distributor in connection with the Products shall comply with all Applicable Law, including without limitation, Section 502(n) of the Act and 21 CFR Part 200.200 and Part 202 and shall be consistent in all respects with the FDA-approved labeling for the applicable Branded Products.  Distributor shall be solely liable for any statement or representation in Distributor’s trade communication materials that is inconsistent with the FDA-approved labeling for the Branded Products or that otherwise violates any Applicable Law, except that Manufacturer shall be solely liable for violations inherent in the labeling for the Branded Products.  Manufacturer shall have final approval authority for all trade communication materials, including any important safety information relating to the Product.  Distributor shall submit to Manufacturer for its written approval all such materials for the Products prior to their modification or use by Distributor, and Manufacturer shall respond to any requests for approval within ten (10) Business Days of receipt, except that Manufacturer shall not have any approval rights over any portion of Distributor’s trade communication materials to the extent they relate solely to the resale pricing of the Products, and Distributor shall redact any such information from its submissions to Manufacturer; provided, however, that in no event shall Distributor publicly disseminate any such materials until it has received both the approval of Manufacturer and notice by the Manufacturer that it has confirmed receipt of such materials by the FDA, if required.  Manufacturer shall be responsible for submitting trade communication materials to the FDA’s Office of Prescription Drug Promotion as required by law under the NDA for the Branded Products.  For purposes of this Agreement, “trade communication materials” includes all labeling and reminder materials (consisting of trade show graphics) as defined in 21 CFR Section

200.200 and Section 202.1(e)(2), as well as any other applicable provisions of the Act or other Applicable Law.

6.3                         No Sampling.  Distributor shall not provide any samples of the Products to any Third Party or undertake any activities that would be subject to the provisions of the Prescription Drug Marketing Act, as amended, and regulations promulgated thereunder.

ARTICLE 7

REGULATORY; RECALLS

7.1                         Adverse Drug Experiences; Complaints

(a)                                 Notification.

(i)                                    Adverse Drug Experiences.  Distributor shall notify Manufacturer of any Adverse Drug Experience with respect to a Product within one (1) Business Day of the time such Adverse Drug Experience becomes known to Distributor or its employees or any of their Affiliates.  All such reports shall be made in accordance with and in the manner set forth in the Pharmacovigilance Agreement.

(ii)                                Product Quality Complaints.  Each Party shall notify the other Party of any quality complaints that it receives concerning any Product in the Territory within ninety-six (96) hours of receiving such complaint, except that all complaints concerning suspected or actual product tampering, contamination or any Product that is out-of-Specification shall be delivered within twenty-four (24) hours of receiving such complaint, and any complaint that includes a possible Adverse Drug Experience shall be reported to Manufacturer in accordance with Section 7.1(a)(i).

(b)                                 Disclosure.  Except as required by Applicable Laws, Distributor shall not disclose any information concerning any Adverse Drug Experience or any complaint concerning any Product to any Third Party without the prior written consent of Manufacturer.

(c)                                  Training.  Distributor shall provide its employees and agents with adequate training in order to ensure compliance with the reporting requirements under Section 7.1(a) and shall provide Manufacturer’s Drug Safety Department with satisfactory documentation of such training.  For purposes of training its personnel as to what constitutes an Adverse Drug Experience, Distributor shall provide a copy of the definitions referenced in Section 1.3 hereof and explain such definitions in plain English as follows:

An Adverse Drug Experience is any adverse event, including any untoward, unwanted or “bad” thing that happens to an individual during or after any use of the Product, even if a particular event is not thought to be related to Product use (e.g., getting hit by a car), and even if an event is mentioned in the Product labeling (e.g., what is sometimes called a “side effect”).  Reports of exposure during pregnancy, drug overdose, drug or product abuse/misuse, unanticipated beneficial effects, inadvertent or accidental exposure, drug exposure through breast feeding, medication error, adverse drug experience occurring from withdrawal of the drug or product, failure of pharmacological action (e.g., it doesn’t work) and suspected transmission of infectious agents should also be considered Adverse Drug Experiences for internal reporting purposes.  An Adverse Drug Experience is also sometimes referred to as an adverse drug reaction, adverse event or side effect.

(d)                                 Reporting.  Manufacturer shall be solely responsible for Adverse Drug Experience reporting for the Products to Regulatory Agency, and Distributor shall cooperate with Manufacturer to effectuate such reporting.  Manufacturer shall comply with applicable FDA requirements concerning Adverse Drug Experience reporting for the Products, including 21 C.F.R. Section 314.80.

7.2                         Medical Information Requests. Manufacturer shall respond to all questions or requests for information about the Products made by any medical professionals or any other Person to Distributor that are beyond the scope of the labeling for the Products. Distributor promptly shall communicate to Manufacturer in writing all such questions or requests.

7.3                         Recalls.

(a)                                 If a recall of any Product sold by or on behalf of Distributor is required or recommended by any Regulatory Agency, or if a recall, suspension or other withdrawal of any Product sold by or on behalf of Distributor is deemed advisable by Manufacturer, such recall, suspension or withdrawal shall be implemented and administered by Manufacturer or at Manufacturer’s direction and in accordance with Manufacturer’s policies and procedures and Applicable Law and in a manner that is appropriate and reasonable under the circumstances and in conformity with accepted trade practices and any requests, recommendations, or orders of the FDA and may include a Third Party retained to manage the recall process.  Subject to the foregoing, each Party shall cooperate with the other Party to effectuate such recall, suspension or other withdrawal.

(b)                                 In the absence of an order or recommendation of a Regulatory Agency, if the Parties are unable to agree upon a Product recall, suspension or other withdrawal (other than the determination of who shall bear the costs of such event), Manufacturer shall make the final decision on all matters related to the recall, suspension or other withdrawal (including matters relating to the method of implementation).  Notwithstanding the foregoing, Distributor shall not be restricted from taking any action that it reasonably and in good faith determines, in consultation with Manufacturer, is necessary to avoid serious health risks to the public or is required by Applicable Law.  Prior to taking any such action, however, Distributor shall provide written notice to Manufacturer of its intended action and the basis for such action and shall consult with Manufacturer regarding a mutually agreeable resolution.

(c)                                  Manufacturer shall pay all Recall Costs and Expenses in connection with a recall, suspension or other withdrawal under this Section 7.3, except that Distributor shall bear such Recall Costs and Expenses to the extent such recall, suspension or other withdrawal is implemented as a result of Distributor’s negligence, willful misconduct or breach of its obligations under this Agreement.  For such purposes, recalled units shall include both units held by Distributor in inventory and units shipped by Distributor to its customers, as applicable.

(d)                                 Distributor shall use Commercially Reasonable Efforts to maintain a tracing and recall system which will enable Distributor, to the extent reasonably possible, to identify, as quickly as possible, customers within the Territory who have been supplied with any particular batch of Product, and to recall such Product from such customers.  Distributor also agrees to reasonably coordinate with Manufacturer and its Third Party suppliers from time to time during the Term to prepare for any potential recall, suspension or other withdrawal.

7.4                         Access to Information.  As soon as reasonably practicable, but in no event more than ten (10) days after Manufacturer’s request, Distributor shall provide Manufacturer with all information in Distributor’s possession or control necessary for Manufacturer to comply with reporting requirements of the FDA and other Regulatory Agencies.  This Section 7.4 shall not apply to Adverse Drug Experience reporting, which shall be governed by Section 7.1.

7.5                         Pharmacovigilance Agreement.  Within ninety (90) days after the Effective Date, Manufacturer and Distributor shall negotiate in good faith to enter into a pharmacovigilance agreement relating to adverse events involving the Products (the “Pharmacovigilance Agreement”) with additional customary terms and conditions, consistent with the terms of this Agreement, and each Party shall perform its obligations under the Pharmacovigilance Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1                         Manufacturer Representations and Warranties.  Manufacturer represents and warrants to Distributor that, as of the Effective Date:

(a)                                 it is a corporation duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 all necessary corporate and other authorizations, consents and approvals which are necessary or required for it to enter into and perform its obligations under this Agreement have been duly obtained, and this Agreement has been duly authorized, executed and delivered by Manufacturer and constitutes a valid and legally binding agreement of Manufacturer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c)                                  the execution and performance of this Agreement by Manufacturer will not (i) violate any provision of Applicable Law or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which Manufacturer is subject, (ii) conflict with or result in any breach of any of the material terms, conditions or provisions of any agreement to which Manufacturer or any of its Affiliates is a party or by which it or its Affiliates or any of its or their properties or assets is bound or affected, or (iii) violate or conflict with any provision of the organizational documents of Manufacturer;

(d)                                 the Products will be sold to Distributor free and clear of all liens, claims and encumbrances of any nature;

(e)                                  to its knowledge, the manufacture, use and sale of the Products does not infringe the patents of any Third Party in the Territory;

(f)                                   it has not granted any license, right or interest in or to the Products, or any method of manufacture thereof, to any Third Party that would conflict with the rights being granted to Distributor under this Agreement; and

(g)                                 neither it, nor its officers, employees, or agents, nor, to Manufacturer’s knowledge, its contractors involved in the manufacture of the Product, have been debarred or have been convicted of any crime or engaged in any conduct that could result in debarment by the FDA or debarment or exclusion by any other Regulatory Agency or government program in the Territory, including, but not limited to, the Medicare and Medicaid Programs, and that it shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who has been so debarred or excluded.  Manufacturer shall promptly notify Distributor in writing if it, or any employee performing the obligations hereunder is debarred, excluded, or convicted of a crime that is subject to debarment or exclusion, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to Manufacturer’s knowledge, is threatened, relating to the debarment, exclusion, or conviction of Manufacturer or any of its employees.

8.2                         Distributor Representations and Warranties.  Distributor represents and warrants to Manufacturer as of the Effective Date that:

(a)                                 it is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has full limited liability company power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 all necessary limited liability company and other authorizations, consents and approvals which are necessary or required for it to enter into and perform its obligations under this Agreement have been duly obtained, and this Agreement has been duly authorized, executed and delivered by Distributor and constitutes a valid and legally binding agreement of Distributor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c)                                  the execution and performance of this Agreement by Distributor will not (i) violate any provision of Applicable Law or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which Distributor is subject, (ii) conflict with or result in any breach of any of the material terms, conditions or provisions of any agreement to which Distributor or any of its Affiliates is a party or by which it or its Affiliates or any of its or their properties or assets is bound or affected, or (iii) violate or conflict with any provision of the organizational documents of Distributor;

(d)                                 Distributor will not sell any Product to any Third Party outside of the Territory;

(e)                                  neither it, nor its officers, employees, or agents, nor, to Distributor’s knowledge, its contractors, have been debarred or have been convicted of any crime or engaged in any conduct that could result in debarment by the FDA or debarment or exclusion by any other Regulatory Agency or government program in the Territory, including, but not limited to, the Medicare and Medicaid Programs, and that it shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who has been so debarred or excluded.  Distributor shall promptly notify Manufacturer in writing if it, or any employee performing the obligations hereunder is debarred, excluded, or is convicted of a crime that is subject to debarment or exclusion, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to Distributor’s knowledge, is threatened, relating to the debarment, exclusion, or conviction of Distributor or any of its employees; and

(f)                                   it shall: (i) store, handle and distribute its inventory of the Products in clean, sanitary and secure conditions as required to maintain the quality and traceability of the Products, in accordance with the Specifications and the FDA-approved labeling for the Products and in accordance with Applicable Law; (ii) not alter the Products in any manner, including the labeling or packaging thereof; (iii) comply with the Act, cGMP and all other Applicable Laws (including the Drug Quality and Security Act) in connection with its storage, handling, distribution and sale of the Products, including any record keeping requirements; (iv) not promote or market the Products in any manner that is inconsistent with the FDA-approved labeling for the Products or Applicable Law (including without limitation, 21 CFR Section 201), or otherwise make any false or misleading representations to any Third Parties regarding the Products, except that Distributor shall not be in breach of this Section 8.2(f) if Distributor’s representations are consistent with the FDA-approved labeling for the Branded Product, and Distributor does not omit any information required by the FDA or Applicable Law in the labeling for the Products.

8.3                         Disclaimer of Warranties.

(a)                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)                                 NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE COMMERCIAL EXPLOITATION OF THE PRODUCTS.

8.4                         Limitations of Liabilities.

(a)                                 Limitation on Certain Damages.  EXCEPT TO THE EXTENT ATTRIBUTABLE TO ANY GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF ARTICLE 11 OR DISTRIBUTOR’S SALE OF ANY PRODUCT PRIOR TO THE TIME SPECIFIED IN AN APPLICABLE COMMENCEMENT NOTICE, OR FOLLOWING AN APPLICABLE TERMINATION (UNLESS PERMITTED BY THIS AGREEMENT), AND EXCEPT FOR AND ONLY TO THE EXTENT OF ANY AMOUNTS PAID TO A THIRD PARTY RESULTING IN AN INDEMNIFIABLE THIRD PARTY CLAIM HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH ANY PRODUCTS SUPPLIED OR TO BE SUPPLIED HEREUNDER, OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                                 Maximum Aggregate Liability. EXCEPT FOR AND ONLY TO THE EXTENT OF ANY (i) AMOUNTS PAID TO A THIRD PARTY, AND RELATED DEFENSE COSTS, THAT ARE SUBJECT TO INDEMNIFICATION PURSUANT TO ARTICLE 9 HEREOF, (ii) AMOUNTS DUE UNDER SECTION 9.1(c), (iii) OBLIGATIONS UNDER SECTION 5.10, SECTION 5.11 OR SECTION 7.3, (iv) ACCRUED AND UNPAID AMOUNTS DUE UNDER ARTICLE 3 AND (v) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON WITH RESPECT TO ANY AND ALL CLAIMS CONCERNING THE PRODUCTS OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EXCEED [**].

(c)                                  Allocation of Risks.  The limitation of liability set forth in this Article 8 reflects a deliberate and bargained for allocation of risks between Distributor and Manufacturer and is intended to be independent of any exclusive remedies available under this Agreement, including any failure of such remedies to achieve their essential purpose.

(d)                                 Essential Part of the Bargain.  The Parties acknowledge that the limitations of liability set forth in this Article 8 are an essential element of this Agreement between the Parties and that the Parties would not have entered into this Agreement without such limitations of liability.

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ARTICLE 9

INDEMNIFICATION

9.1                         Indemnification.  In order to distribute among the Parties the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the Parties agree as follows:

(a)                                 Manufacturer agrees to defend and indemnify and hold harmless Distributor and its Affiliates against any and all Third Party claims, demands, suits or proceedings, and all associated expenses, recoveries and damages, including court costs and reasonable attorneys’ fees and expenses, caused by (i) the breach by Manufacturer of any representation, warranty or covenant contained in this Agreement, (ii) Manufacturer’s or its Affiliates’ negligence or willful misconduct in connection with this Agreement, (iii) any personal injury (including death) or property damage caused by the Products, (iv) any claim that the sale of the Products in accordance with this Agreement (including, without limitation, the patents used in connection with making, using or selling the Products) infringes the intellectual property rights of a Third Party (other than a claim that any trademarks, trade dress or other intellectual property of Distributor infringes the intellectual property rights of a Third Party), (v) any litigation or proceeding involving Manufacturer that arises out of any certification filed with the FDA by a Third Party with respect to a Competitive Product under and pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the Act, (vi) any governmental investigation or proceeding (administrative or otherwise) or Third Party claim relating to a potential or actual settlement agreement between Manufacturer and a Third Party that plans to market or is marketing a Competitive Product (vii) any state law claim that, despite the labeling for the Products having been approved by the FDA, the labeling for the Products contains any false or misleading statements or representations or omits information necessary to adequately warn consumers of the risks inherent in the Products, or (viii) any other claims, demands, suits or proceedings between Manufacturer and any Third Party to the extent that such claim, demand, suit or proceeding results in the incurrence by Distributor of any out-of-pocket costs or expenses in connection therewith, except in each case to the extent Distributor is obligated under Section 9.1(b) to indemnify Manufacturer against such claims, demands, suits, proceedings, expenses, recoveries or damages.

(b)                                 Distributor agrees to defend and indemnify and hold harmless Manufacturer and its Affiliates against any and all Third Party claims, demands, suits or proceedings, and all associated expenses, recoveries and damages, including court costs and reasonable attorneys’ fees and expenses, caused by (i) the breach by Distributor of any representation, warranty or covenant contained in this Agreement, (ii) Distributor’s or its Affiliates’ negligence or willful misconduct in connection with this Agreement, (iii) any claim that any trademarks, trade dress or other intellectual property of Distributor infringes the intellectual property rights of a Third Party, (iv) any personal injury (including death) or property damage caused by the Products to the extent such injury or damage is a result of Distributor’s negligence or willful misconduct, or (v) any other claims, demands, suits or proceedings between Manufacturer and any Third Party to the extent that such claim, demand, suit or proceeding results in the incurrence by Distributor of any out-of-pocket costs or expenses in connection therewith, except in each case to the extent Manufacturer is obligated under Section 9.1(a) to indemnify Distributor against such claims, demands, suits, proceedings, expenses, recoveries or damages.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, if any Third Party makes any claim or demand or files any lawsuit against either Party on the basis that the marketing and sale of an authorized generic constitutes unfair competition (which may also include claims of untrue, false or misleading advertising), or a similar violation of law, Distributor and Manufacturer shall consult with each other on how to respond to or defend against such action (except that if there is a disagreement, Manufacturer’s decision shall control), and during the Term, each Party shall share the costs and expenses (and any resulting liability to any Third Party) incurred by either Party arising out of such response or defense as so determined (including reasonable attorneys’ fees) in the same proportion as such Party’s percentage share of Net Distributable Profits with respect to the Product(s) in question, except that the provisions of this Section 9.1(c) shall not apply to the extent any claim, demand or lawsuit is subject to indemnification under Section 9.1(a) or (b).

9.2                         Procedures.  Promptly after receipt by a Party of notice of any Third Party claim, demand, suit or proceeding which could give rise to a right to indemnification pursuant to Section 9.1, such Party (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice describing the claim in reasonable detail.  The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.  The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification.  If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not more than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the asserted liability or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.  Notwithstanding the foregoing, neither Party may (a) settle or compromise any claim without the prior written consent of the other Party, unless such settlement or compromise provides solely for a monetary payment for which the other Party is fully indemnified, or (b) make any admission or take any action that is prejudicial to the defense or settlement of such claim, without the other Party’s prior written consent.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the

Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Notwithstanding anything to the contrary in this Section 9.2, (a) the Party conducting the defense of a claim shall (i) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (ii) conduct the defense of such claim in a prudent manner, and (b) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim (except as provided above) without the prior written consent of the Indemnified Party.

ARTICLE 10

TERM AND TERMINATION

10.1                  Term.  This Agreement shall commence as of the Effective Date and shall continue, on a Product-by-Product basis, for a period of three (3) years after the First Commercial Sale in respect of such Product, unless terminated earlier as provided below (for each Product, the “Initial Term”).  This Agreement will automatically renew, on a Product-by-Product basis, for an additional one (1) year term (for each Product, the “Renewal Term”) (for each Product, together with the Initial Term for such Product, the “Term”) unless either Party elects not to renew this Agreement by written notice to the other Party, which notice must be provided at least six (6) months prior to the expiration of the applicable Term.

10.2                  Termination by Manufacturer.

(a)                                 Delay in First Commercial Sale.  If there has not been a First Commercial Sale of a particular SKU of any Product by the date set forth on Schedule 1 hereto for such SKU, Manufacturer may immediately terminate this Agreement with respect to such SKU at any time thereafter (but prior to the time Distributor commences pre-booking activities in accordance with Section 2.1(e) with respect to such SKU) upon written notice to Distributor.   Upon any termination of this Agreement pursuant to this Section 10.2(a), Section 10.9(b)(ii) shall apply with respect to all of the SKU(s) or Product(s) subject to such termination.

(b)                                 Manufacturer Termination for Convenience.  Manufacturer may terminate this Agreement whether in whole, or on a Product-by-Product basis, at any time for any reason upon [**] written notice to Distributor.

(c)                                  Distributor Change in Control.  If Distributor becomes subject to any Change in Control, Distributor shall so notify Manufacturer, in writing, promptly following consummation of such Change in Control and in any event within ten (10) days thereafter.  Manufacturer may terminate this Agreement upon sixty (60) days written notice to Distributor after a Change in Control of Distributor, which notice must be given no later than sixty (60) days after Distributor gives Manufacturer written notice of the Change in Control, or if no notice is provided by Distributor, at any time after Manufacturer gains knowledge of the consummation of the Change in Control.  Upon termination of this Agreement pursuant to this Section 10.2(d), Sections 10.9(b)(i) and (iii) shall apply.

(d)                                 [**]

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

10.3                  Termination by Distributor.

(a)                                 Delay in Delivery of Commencement Notice.  If Manufacturer does not deliver a Commencement Notice in respect of a particular SKU of any Product before the date set forth on Schedule 1 hereto for such SKU, Distributor may terminate this Agreement with respect to such SKU at any time thereafter upon written notice to Manufacturer given prior to the occurrence of a First Commercial Sale of such SKU.  Upon any termination of this Agreement pursuant to this Section 10.3(a), Section 10.9(b)(ii) shall apply with respect to all of the SKU(s) or Product(s) subject to such termination.

(b)                                 Delayed Commencement Notice or Failure to Deliver Launch Quantities.  After such time as Product is available, approved by the FDA and capable of being released by Manufacturer, Distributor may terminate this Agreement with respect to a particular SKU of any Product upon written notice to Manufacturer if a Third Party commences selling a Competitive Product in the Territory that is A-rated to such SKU and does not remove such Competitive Product from sale in the market place, and (i) Manufacturer fails to deliver a Commencement Notice with respect to such SKU within one (1) Business Day after the Third Party commences selling such A-rated Competitive Product or Manufacturer delivers such Commencement Notice but the Commencement Date is after such one (1) Business Day period, or (ii) Manufacturer delivers a Commencement Notice within such one (1) Business Day period and the Commencement date is within such one (1) Business Day period, but the timing of Manufacturer’s delivery to Distributor of the quantities of such SKU in compliance with this Agreement prevents Distributor from making the First Commercial Sale of such SKU within such one (1) Business Day period.  Upon any termination of this Agreement pursuant to this Section 10.3(b), Section 10.9(b)(ii) shall apply with respect to all of Distributor’s inventory of the SKU(s) or Product(s) subject to such termination.

10.4                  Termination Upon Significant Selling Price Decrease.  If Distributor’s Net Sales of an SKU of any Product for any calendar month following the First Commercial Sale divided by the number of units of such SKU sold during such period is less than [**] of the lowest Invoice Supply Price for such SKU in effect during such period (the “Specified Margin”), Distributor may provide written notice (the “Supply Notice”) to Manufacturer of such occurrence and a calculation of the Invoice Supply Price for such SKU that would have been necessary to avoid such occurrence.  Any such Supply Notice shall be accompanied with reasonable documentation supporting Distributor’s calculations of the Specified Margin for the applicable SKU and Manufacturer shall be entitled to conduct an audit in accordance with Section 3.8 hereof following delivery of such Supply Notice in order to verify such Specified Margin, regardless of whether or not Manufacturer has already conducted an audit during the concurrent calendar year.  If within fifteen (15) days after the delivery of the Supply Notice, Distributor and Manufacturer fail to negotiate (a) a mutually agreeable new Invoice Supply Price for the applicable SKU, and (b) a mutually agreeable retroactive price adjustment for inventory of such SKU then held by Distributor, either Party shall have the right to terminate this Agreement with respect to the applicable SKU upon written notice delivered within ten (10) days after such fifteen (15) day period, except that any such notice of termination delivered by Distributor may be effective immediately or as of a date not exceeding ninety (90) days after such notice, and any such notice of termination delivered by Manufacturer may be effective as of a date at least sixty (60) days but no more than one hundred twenty (120) days after such notice.  For purposes of

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this Section 10.4, the Invoice Supply Price of the Products sold by Distributor and Distributor’s Net Sales of those Products shall be determined on an SKU-by-SKU basis.  Upon any termination of this Agreement pursuant to this Section 10.4, Section 10.9(b)(ii) shall apply with respect to all of the SKU(s) or Product(s) subject to such termination, except that Manufacturer will only be required to repurchase an amount of Distributor’s inventory of the SKU(s) or Product(s) that are the subject of such termination equal to the applicable percentage set forth on [**].

10.5                  Termination by Non-Defaulting Party upon Event of Default.  Upon the occurrence of an Event of Default, in addition to all rights and remedies provided by Applicable Law, the non-defaulting Party in its sole discretion may terminate this Agreement upon thirty (30) days prior written notice to the defaulting Party.  For purposes of this Section 10.5, the occurrence of any one or more of the following acts, events or occurrences shall constitute an “Event of Default” under this Agreement: (a) either Party becomes the subject of a Bankruptcy Event; or (b) either Party fails to cure any material breach of its obligations under this Agreement, the Quality Agreement, or the Pharmacovigilance Agreement within sixty (60) days after written notice of the breach from the other Party.  Upon termination of this Agreement by Distributor pursuant to this Section 10.5, Section 10.9(b)(ii) and (iii) shall apply. Upon termination of this Agreement by Manufacturer pursuant to this Section 10.5, Section 10.9(b)(i) shall apply.  In the case of Manufacturer’s supply obligations under Section 5.7, an “Event of Default” shall be deemed to have occurred if Manufacturer has failed to supply (i) at least [**] of firm purchase order quantities in compliance with the requirements of this Agreement for [**] consecutive months, or (ii) at least [**] of firm purchase order quantities in compliance with the requirements of this Agreement for [**] consecutive months.

10.6                  Termination by Mutual Agreement.  The Parties may terminate this Agreement in its entirety or in respect of one or more SKUs or Products at any time by mutual written agreement.

10.7                  Termination for Withdrawal of NDA or Branded Products.  Either Party may terminate this Agreement in respect of any particular Product immediately by written notice to the other Party in the event of: (i) withdrawal of the NDA for the corresponding Branded Product; (ii) withdrawal of the corresponding Branded Product from the market for medical or scientific concerns as to toxicity, safety or efficacy; or (iii) withdrawal of the corresponding Branded Product upon the written request of any Regulatory Agency.  Upon any termination of this Agreement pursuant to this Section 10.7, Sections 10.9(b)(ii) and 7.3 shall apply with respect to the Product that is the subject of such termination.

10.8                  Force Majeure Event.  If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including, but not limited to, fire, explosion, earthquake, flood, other natural disasters or other acts of God; acts, regulations, or laws of any government; war (whether or not declared), acts of terrorism or civil commotion; strike, lock-out or order of any court or administrative body; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event.  Such non-performance will be excused for as long as such event shall be continuing, provided that the

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

non-performing Party (a) gives immediate written notice to the other Party of the Force Majeure Event, and (b) exercises all Commercially Reasonable Efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.  If the Force Majeure Event continues unabated for a period of sixty (60) days or more, the Parties shall enter into good faith discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time, and if such discussions do not result in a new or modified agreement within thirty (30) days following commencement thereof, either Party may terminate this Agreement with respect to the affected Product or Products upon written notice to the other Party.  Upon termination of this Agreement by Manufacturer pursuant to this Section 10.8 with respect to a Force Majeure Event affecting Distributor, Section 10.9(b)(ii) shall apply with respect to the affected Product or Products.  Upon termination of this Agreement by Distributor pursuant to this Section 10.8 with respect to a Force Majeure Event affecting Manufacturer, Sections 10.9(b)(i) and (iii) shall apply with respect to the affected Product or Products.

10.9                  Obligations Following Termination.

(a)                                 Cessation of Distribution Efforts.  Upon expiration or termination of this Agreement, in whole or in part, for any reason other than Manufacturer’s Event of Default, (i) Distributor shall, except as otherwise permitted in this Section 10, immediately stop all distribution, marketing and sales of the SKU(s) or Product(s) that are subject to such termination or expiration, and (ii) Distributor’s binding purchase commitments under Section 5.5(b) for the applicable SKU of the Products shall be canceled automatically.  If this Agreement is terminated for Manufacturer’s Event of Default, Distributor may complete the purchase of Product under its binding purchase commitments applicable to the three (3) month period following the date of termination of this Agreement.

(b)                                 Return of Inventory.  Upon termination of this Agreement, in whole or in part, for any reason, certain of the following clauses (i) through (iii) shall apply to inventory of terminated Product owned by Distributor as of the date of termination, but only to the extent expressly set forth in Sections 10.2 through 10.8 above:

(i)                                     Manufacturer will have the option, to be exercised in Manufacturer’s sole and absolute discretion, to repurchase any or all of the inventory of terminated Products then owned by Distributor, which option may be exercised by Manufacturer by providing written notice thereof to Distributor within ten (10) Business Days after the effective date of termination.  Upon the exercise by Manufacturer of such option with respect to any Products, Distributor shall promptly ship the repurchased Products to Manufacturer or its designee, and Manufacturer shall (A) in the case of Products that have been shipped to Distributor and paid for by Distributor, pay Distributor a purchase price for such Products equal to the Invoice Supply Price paid by Distributor for such Products, and (B) in the case of Products that have been shipped to Distributor but have not been paid for by Distributor, cancel any outstanding unpaid invoices for such Products, except that Manufacturer’s obligation to pay for or cancel invoices for Products shall be limited to inventory of terminated Products that has remaining shelf life of at least the termination dating specified in Exhibit 5.6 as of the date of termination.

(ii)                                  Distributor will have the option, to be exercised in Distributor’s sole and absolute discretion, to require Manufacturer to repurchase any or all of the inventory of terminated Products then owned by Distributor that has remaining shelf life of at least the termination dating specified in Exhibit 5.6 as of the date of such termination.  Distributor may exercise such option by providing written notice thereof to Manufacturer within ten (10) Business Days after the effective date of termination.  Upon the exercise by Distributor of such option with respect to any Products, Distributor shall promptly ship the repurchased Products to Manufacturer or its designee, and Manufacturer shall (A) in the case of Products that have been shipped to Distributor and paid for by Distributor, pay Distributor a purchase price for such Products equal to the Invoice Supply Price paid by Distributor for such Products within thirty (30) days of Manufacturer’s receipt of such Product, and (B) in the case of Products that have been shipped to Distributor but have not been paid for by Distributor, cancel any outstanding unpaid invoices for such Products.

(iii)                               With respect to any termination of this Agreement to which this Section 10.9(b)(iii) applies, Distributor shall be permitted to sell any inventory of terminated Products not repurchased by Manufacturer pursuant to Sections 10.9(b)(i) or 10.9(b)(ii) during the ninety (90) day period immediately following the effective date of termination.

(iv)                              Notwithstanding the foregoing, and regardless of whether one or more clauses of this Section 10.9(b) is specifically referenced in Sections 10.2 through 10.8 above, if any terminated Product owned by Distributor is not repurchased by Manufacturer pursuant to clause (i) or (ii) above, and Distributor has not sold all such remaining inventory prior to the expiration of any applicable sell-off period, if any, Distributor shall, at Manufacturer’s option and at Distributor’s sole expense, either return such excess inventory to Manufacturer without payment therefor by Manufacturer or destroy such excess inventory and provide to Manufacturer a certificate, executed by one of its authorized officers, that such excess inventory has been destroyed.

(c)                                  Reimbursement of Certain Costs.  If Manufacturer repurchases Product upon expiration or termination of this Agreement, in whole or in part, under this Section 10 (except in the event of termination by Manufacturer upon a Change in Control of Distributor pursuant to Section 10.2(d) or an Event of Default by Distributor pursuant to Section 10.5), Manufacturer shall reimburse Distributor for (i) the shipping costs previously paid by Distributor under Section 5.1 for such Product, and (ii) all actual out-of-pocket shipping costs incurred by Distributor in returning such Product to Manufacturer.  If Manufacturer terminates this Agreement, in whole or in part, pursuant to Section 10.2(d) ([**]), or Distributor terminates this Agreement pursuant to Section 10.5 (Manufacturer’s Event of Default), or either Party terminates this Agreement, in whole or in part, pursuant to Section 10.4 (Significant Selling Price Decrease) or Section 10.7 (Withdrawal of NDA or Branded Products), Manufacturer shall reimburse Distributor for [**].

(d)                                 Termination Payment to Distributor.  If Manufacturer terminates this Agreement under Section 10.2(a) (Delay in First Commercial Sale) or Section 10.2(c) (Convenience) with respect to all Products before a First Commercial Sale, or if Distributor terminates this Agreement under Section 10.3(a) (Delay in Delivery of Commencement Notice),

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

or Section 10.3(b) (Delayed Commencement Notice or Failure to Deliver Launch Quantities) with respect to all Products, Manufacturer shall pay Distributor [**].

10.10           Statutory Rights.  Distributor acknowledges that it is cognizant of certain state statutes that impose on a wholesaler, distributor or importer specific duties and obligations with regard to the termination of a distribution agreement.  Notwithstanding the rights conferred under those statutes to a distributor, Distributor hereby waives its rights thereunder with respect to a valid termination pursuant to a right under this Agreement and in consideration of its appointment hereunder covenants not to sue Manufacturer, or submit a complaint to any Regulatory Agency or governmental authority, in the event of the termination of this Agreement except for the purpose of enforcing Distributor’s rights under this Agreement.  This Section in no way affects the enforcement rights of Distributor to recover amounts earned pursuant to this Agreement.

10.11           Effects of Termination.  Upon termination of this Agreement, (a) this Agreement shall thereafter have no effect, except as provided in Section 12.2, (b) except as otherwise set forth herein, payment obligations that have accrued and have been invoiced prior to the date of termination shall remain due and payable in accordance with the terms of this Agreement, and payment obligations that have accrued but have not been invoiced as of the date of termination shall be invoiced and paid in full within thirty (30) days of receipt of such invoice, (c) all rights and licenses granted by Manufacturer to Distributor shall immediately cease and terminate, and (d) except as otherwise set forth herein, neither Party shall be relieved from liability for any breach of any representation, warranty or agreement hereunder occurring prior to such termination.

ARTICLE 11

CONFIDENTIALITY, PUBLIC ANNOUNCEMENTS AND DISCLOSURE

11.1                  Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, until five (5) years after the expiration or termination of this Agreement, each of Distributor and its Affiliates, on the one hand, and Manufacturer and its Affiliates on the other (as the case may be, the “Recipient”), receiving or learning of any Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement or the transactions or matters contemplated hereby or thereby, shall keep such information confidential and shall not publish or otherwise disclose or use it for any purpose other than to exercise its rights and perform its obligations under this Agreement, except to the extent that it can be established by the Recipient that the Confidential Information:

(a)                                 Was already known to the Recipient (other than under an obligation of confidentiality) at the time of receipt by the Recipient, and the Recipient can so demonstrate by documentary evidence to that effect;

(b)                                 Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Recipient;

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(c)                                  Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission in breach of a confidentiality obligation of the Recipient;

(d)                                 Was disclosed to the Recipient (other than under an obligation of confidentiality) by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  Was independently discovered or developed by the Recipient without the use of the Confidential Information of the Disclosing Party, and the Recipient can so demonstrate by documentary evidence to that effect.

11.2                  Authorized Disclosure.  Notwithstanding the foregoing, a Recipient may disclose Confidential Information of the Disclosing Party to a Third Party to the extent such disclosure is reasonably necessary to comply with Applicable Law or the order of any court of competent jurisdiction.  In the event a Recipient is required to disclose any Confidential Information of the Disclosing Party, the Recipient shall, to the extent possible, (a) give reasonable advance notice of such disclosure to the Disclosing Party, (b) use reasonable efforts to minimize the scope of such disclosure, and (c) shall cooperate with the Disclosing Party to take reasonable measures to ensure confidential treatment of such information, including, but not limited to, by requiring the Third Party to whom the Confidential Information is disclosed to agree in writing to maintain such information in confidence and to use it only for the purposes for which it is disclosed (when practicable).

11.3                  SEC Filings.  Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Law, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission or any comparable securities regulatory authority in any other jurisdiction in which such Party’s securities are traded, or the rules or regulations of any exchange or market on which such Party’s securities are traded.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3, the Parties will reasonably consult with one another on the terms of this Agreement to be redacted in making any such disclosure; provided, that each Party retains sole discretion in determining the content of its disclosures in securities filings, including the specific redactions of this Agreement or any related documents.

11.4                  Public Announcements.

(a)                                 Distributor shall not issue any press release or make any other public announcement or otherwise disclose or announce this Agreement, the existence thereof, or the terms, conditions or subject matter hereof, without the prior written approval of Manufacturer, including without limitation, approval of the specific text of such release, announcement or statement, except that to the extent Distributor shall have received written advice of external counsel that it is required to make an announcement or furnish a statement pursuant to the laws of its jurisdiction of incorporation or any jurisdiction in which any of its securities are publicly traded or the rules of any stock exchange upon which its securities are listed or any registered securities quotation system on which such securities are traded, it shall be permitted, after providing Manufacturer with a copy of such announcement or statement at least five (5) Business Days (or such shorter time as may be set forth in such written advice of counsel, but in no event less than one (1) Business Day) prior to its proposed issuance or submission, and after discussing such announcement or statement with Manufacturer and considering in good faith the modifications to such announcement or statement proposed by the other Party, to do so even if it has not obtained the approval of the Manufacturer.  Notwithstanding the foregoing, on and after the first Commencement Date, Distributor may confirm the existence of this Agreement and the fact that Distributor is distributing the Products as generic versions of the Branded Products, but not the other terms of this Agreement, in response to press inquiries and in trade advertisements and customer communications.

(b)                                 Manufacturer shall provide Distributor with a reasonable opportunity to review any press release of first impression regarding this Agreement, the existence thereof, or the terms, conditions or subject matter hereof; provided, however, that Manufacturer shall not be required to provide any such opportunity to Distributor to review (x) any press release regarding any aspect of the Branded Product in any context outside of the matters specifically covered by this Agreement or (y) any press release regarding updates to financial performance of the Branded Product.  Manufacturer shall consider in good faith the modifications to any such press releases proposed by Distributor; provided, that Manufacturer retains sole discretion in determining the content of any press releases.

11.5                  Injunctive Relief.  Anything herein to the contrary notwithstanding, the Parties acknowledge that any breach of the provisions of this Article 11 could cause irreparable harm and significant injury, which may be difficult to ascertain, and are not susceptible to monetary damages.  Accordingly, the Parties agree that the Disclosing Party shall have the right to seek the issuance of an ex parte restraining order or injunction to prevent any breach or continuing violation of the Recipient’s obligations hereunder, in addition to (and not in substitution of) any other remedies that may be available to the Disclosing Party at law or in equity.

ARTICLE 12

MISCELLANEOUS

12.1                  Insurance.  Each Party shall procure and maintain in full force and effect during the Term and for as long as the Products sold by or on behalf of Distributor are in the marketplace insurance policies providing for the type of insurance and amount of coverage described in Exhibit 12.1 with insurance carriers having an A.M. Best rating of “A-” or better or are otherwise acceptable to the other Party.  If requested by the other Party, each Party shall provide the other Party with a certificate of insurance evidencing such coverage within thirty (30) days after the execution of this Agreement, upon renewal of such insurance during the Term, and otherwise from time to time upon request of the other Party.  The certificate of insurance provided by Manufacturer shall name Distributor as an additional insured to the extent caused by the actions of Manufacturer, and the certificate of insurance provided by Distributor shall name Manufacturer as an additional insured to the extent caused by the actions of Distributor.  Each Party’s insurance shall be deemed primary with respect to coverage extended to the other Party as additional insured, and the additional insured’s liability shall be excess and

non-contributory with that required of the insured Party.   Each certificate of insurance shall contain a statement that the other Party will receive thirty (30) days advance written notice before cancellation, non-renewal or material adverse change to the specified coverage.  Each Party shall take such steps as may be necessary to obtain endorsements to such policies to implement the foregoing terms, and each certificate of insurance shall include copies of endorsements to the insured Party’s commercial general liability and products liability policies that show the other Party as an additional insured.  Notwithstanding the foregoing, Manufacturer may maintain a self-insurance program sufficient in size to cover the liability limits specified in Exhibit 12.1.

12.2                  Survival.  The provisions of Sections 2.6, 3.4(b), 3.4(c), 3.8, 8.4, 12.1, 12.2, 12.8 ,12.14 and 12.15 and Articles 7, 9, 10 and 11 and those provisions of this Agreement expressly providing for rights and obligations after termination of this Agreement shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

12.3                  Independent Contractor Status; No Joint Venture or Partnership.  The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party, except upon the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.4                  Binding Effect; Benefits; Assignment.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns.  Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.

(b)                                 This Agreement shall not be assignable by Distributor without the prior written consent of Manufacturer, except that, subject to Section 10.2(c), Distributor may assign this Agreement without the prior written consent of Manufacturer to a Person acquiring all or substantially all of Distributor’s assets to which this Agreement relates.  Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement.  Distributor shall provide Manufacturer written notice of any such sale promptly following consummation thereof.

(c)                                  This Agreement shall not be assignable by Manufacturer without the prior written consent of Distributor, except that Manufacturer may assign this Agreement without the prior written consent of Distributor to a Person acquiring all or substantially all of Manufacturer’s assets to which this Agreement relates (i.e., the Product related assets).  Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement.  Manufacturer shall provide Distributor written notice of any such sale promptly following consummation thereof.

(d)                                 Any attempted assignment of this Agreement in violation of this Section 12.4 shall be void and of no effect.

12.5                  Entire Agreement; Amendments.  This Agreement, including all Exhibits and Schedules, the Quality Agreement, the Pharmacovigilance Agreement, and the Confidentiality Agreement, dated as of July 24, 2013 between the Parties, and any bailment agreement executed by the Parties shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each of the Parties acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein.  Except as otherwise expressly set forth herein, no alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by an authorized officer of each of the Parties.

12.6                  Severability.  In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn while maintaining the intent of the Parties, so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.7                  Remedies.  Unless otherwise expressly provided, all remedies hereunder are cumulative, and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

12.8                  Notices.  Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, postage prepaid, return receipt requested, (c) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (d) sent by facsimile, with receipt confirmed and hard copy delivered by regular mail; addressed as set forth in this Section 12.8 or to such other address as shall be furnished by either Party to the other Party in accordance with this Section.  A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) Business Days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two (2) Business Days after being delivered to said overnight delivery service properly addressed, or (iv) immediately upon receiving confirmation of receipt of the facsimile, as the case may be.  All Notices shall specifically state: (A) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (B) the relevant time period, if any, in which the Party receiving the Notice must respond.

If to Manufacturer:                                 Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attn:                    Mark Glickman

Executive Vice President, Sales and Marketing

Fax: 484-321-2252

With a copy to:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attn:                    Andrew I. Koven

Chief Administrative Officer & General Counsel
Fax: (484) 321-5996

With an additional copy to:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attn:                    Charles Katzer

Senior Vice President, Technical Operations

Fax: (484) 321-5996

If to Distributor:                                                  Prasco, LLC

6125 Commerce Court

Mason, OH 45040

Attn: [**]

Fax:  [**]

With a copy to:

[**]

Senior Vice President, Business Development

Prasco, LLC

6125 Commerce Court

Mason, Ohio 45040

Fax: [**]

Legal Department

Prasco, LLC

6125 Commerce Court

Mason, Ohio 45040

Fax: [**]

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

12.9                  Waivers.  Except as expressly stated herein, the failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  The observance of any provision of this Agreement may be waived (either generally or in any particular instance) only with the written consent of the waiving Party.

12.10           Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or electronic document, including a PDF), and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.  Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

12.11           Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12           Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters.

12.13           Construction.  The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

12.14           Governing Law.  This Agreement shall be governed by, and construed and enforced exclusively in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions thereof.

12.15           Dispute Resolution.

(a)                                 Internal Resolution.  Any dispute, controversy or claim arising out of or relating to the interpretation of this Agreement (collectively referred to as “Dispute”) shall first be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to members of each Party’s management, who shall meet in person, by videoconference or by telephone within ten (10) Business Days of submission of such dispute.  If the Dispute is not resolved by such members of management within fifteen (15) Business Days after the Dispute has been submitted to them, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail.  Within ten

(10) Business Days of receipt of such notice, the Chief Executive Officer of Manufacturer and the Chairman of Distributor, or a member of management designated by the respective officers, shall meet in person (at a mutually agreed upon time and location), by videoconference or by telephone for the purpose of resolving such Dispute.  They will discuss the problems and/or negotiate for a period of up to fifteen (15) Business Days in an effort to resolve the Dispute.

(b)                                 Mediation.  If any Dispute is not resolved in accordance with Section 12.15(a), the Parties agree that they shall then try in good faith to resolve such Dispute by confidential, non-binding mediation under the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) (the “AAA Mediation Procedures”), in effect as of date of the Agreement.  If the Parties have not agreed on a mediator within fourteen (14) days after the Dispute was referred for mediation, the mediator shall, upon request of either Party, be appointed pursuant to the AAA Mediation Procedures.  The cost of mediation shall be borne equally by the Parties.  No statements made by any Party during the mediation may be used by another Party or referred to in any subsequent proceedings.  Any Dispute not resolved within forty-five (45) days (or within such other time period as may be agreed to by Parties in writing) after appointment of a mediator shall be finally resolved by binding arbitration by providing a notice of arbitration (“Arbitration Request”) to the other Party.

(c)                                  Arbitration.  From the date of the Arbitration Request and until such time as the Dispute has become finally settled, the running of the time periods, if any, as to which a Party must cure a breach of this Agreement shall become suspended as to any breach that is the subject matter of the Dispute.  Unless otherwise agreed by the Parties, disputes relating to patents shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.  The arbitration shall be held in Philadelphia, Pennsylvania under the Commercial Arbitration Rules of AAA (the “AAA Rules”).  The arbitration shall be conducted by one arbitrator, who shall be chosen in accordance with the AAA Rules.  If the total amount in controversy exceeds $15 million, the arbitration shall be conducted by three (3) arbitrators.  One (1) arbitrator will be selected by Manufacturer, one (1) arbitrator will be selected by Distributor, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by AAA.  The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration.  The arbitration panel shall collectively resolve any discovery disputes or, if the panel unanimously decides, they may designate the neutrally-selected arbitrator as the chair capable of resolving such disputes without the need to convene the entire arbitration panel.  The Parties agree that the arbitration panel and counsel of record in any arbitration hereunder shall have the power to subpoena witnesses to appear to provide their testimony at a hearing or deposition.  As set forth in the AAA Rules, the arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrators shall promptly, after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings of fact and conclusions of law on which the award is based, including the calculation of any damages awarded, and designating one (1) Party or the other as the prevailing party in the arbitration, as appropriate.  The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement.  The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.  Any decision which requires a monetary payment shall require such payment to be payable in United States dollars.  The arbitration panel shall make reasonable efforts to conduct and complete such proceeding within six (6) months from submission of the Arbitration Request.  The award of the arbitrators shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement).  The enforceability of this Section 12.15(c) and, subject to the terms of this Section 12.15(c), the enforcement of any award hereunder, shall be governed by the Federal Arbitration Act (Title 9, U.S. Code).  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof.  Each Party shall bear its own costs and expenses and attorneys’ fees; but the arbitration panel shall be authorized to require the Party that does not prevail in the arbitration proceeding to pay the arbitrators’ and any administrative fees of arbitration.  Except to the extent necessary to confirm an award or as may be required by Laws and Regulations, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JUDGE OR JURY.

12.16           Equal Opportunity Statement.  Each of Manufacturer and Distributor incorporates by reference, where applicable, the following Equal Opportunity clauses: 41 CFR 60-741.5(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a). This contractor and subcontractor shall abide by the requirements of 41 CFR 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans. This contractor and subcontractor shall abide by the requirements of 41 CFR 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Distributor and Manufacturer intending legally to be bound hereby have caused this Agreement to be duly executed as of the Effective Date.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	President & Chief Executive Officer

PRASCO, LLC

By:	/s/[**]
Name:	[**]
Title:	[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

SCHEDULE 1

PRODUCTS

Allowance for Distribution and Marketing (Section 1.6):  [**]

Branded Products (Section 1.16): Testim® 1% (testosterone gel)

Products (with dosage strengths) (Section 1.53): 1% testosterone gel for topical use, supplied in cartons of 30 5g tubes which contains 50mg of testosterone

Trademark for each Branded Product (Section 1.70):  Testim®

Amount Payable pursuant to Section 2.9:  [**]

Pass-Through Royalty for Testim® 1% (testosterone gel):  [**]

Deadline under Section 10.2(a):  [**]

Deadline under Section 10.3(a):  [**]

Termination Payment due under Section 10.9(d): [**]

Name and address of company to receive purchase orders, if different than Manufacturer and Manufacturer’s address as specified in Section 12.8 (Section 5.5(c)):  Not applicable

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 2.1

DESCRIPTION OF PRE-BOOKING ACTIVITIES

[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 3.2

INVOICE SUPPLY PRICE

The initial Invoice Supply Price will be as follows:

NDC Number	Product Strength by Package Size	Supply Price
66993-934-30	Cartons of 30 - 5g tubes each containing 50mg testosterone	$	[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 3.4(a)

PERCENTAGE OF NET DISTRIBUTABLE PROFITS

For each Product, Distributor shall pay Manufacturer a Remaining Supply Price in an [**].

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 3.4(b)

ACCRUAL ROLLFORWARD REPORT

Prasco LLC

Accrual Rollforward Report

for the quarter ended   Month, Day, Year

	Cash Discounts & Customer Rebates	Initial Order Discounts	Rejected or Returned Goods & Allowances	Government Rebates, Discounts & Fees	Chargebacks	Retroactive Price Adjustments	Total

Beginning Accruals as of Month, Date, Year	—	—	—	—	—	—	—

Accrual Additions	—	—	—	—	—	—	—

Actual Charges Against Accruals	—	—	—	—	—	—	—

Accrual Adjustments	—	—	—	—	—	—	—

Ending Accruals as of Month, Date, Year	—	—	—	—	—	—	—

EXHIBIT 3.5(a)(i)

INVENTORY ACTIVITY REPORT

Prasco, LLC

Inventory Activity Report

Month, Year

PRODUCT NAME	NDC #	Units Received	Units Shipped	Current Inventory In Units	Cost per Unit	Inventory Valuation Gross

Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Total Product #1						XXX

Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Total Product #2						XXX

Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Total Product #3						XXX

Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Total Product #4						XXX

Strength / Package Size	—	XXX	XXX	XXX	XXX	XXX
Total Product #5						XXX

Grand Total						XXX

Exhibit 3.5(a)(ii)

Monthly or Quarterly Report

for the [monthly] [quarterly] period from                     , XXXX through                       , XXXX

[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 5.5(a)

INITIAL ROLLING FORECAST

[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 5.5(c)

BATCH SIZES

[**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 5.6

PRODUCT DATING

Minimum delivery dating for Products: [**]

Minimum launch dating for all Products: [**]

Minimum termination dating: [**]

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT 12.1

INSURANCE

Each Party will obtain and maintain the following insurance coverage as specified in Section 12.1:

•                  Distributor

•                  Commercial general liability coverage with a limit of at least [**] per occurrence and [**] in the aggregate

•                  Excess liability coverage, which provides coverage incremental to the above, with a limit of at least [**] per occurrence and in the aggregate

•                  Products liability coverage with a limit of at least [**] per occurrence and in the aggregate

•                  Property insurance in an amount equal to the replacement value of the Products

•                  Manufacturer

•                  Commercial general liability coverage with a limit of at least [**] per occurrence and [**] in the aggregate

•                  Products liability coverage with a limit of at least [**] per occurrence and in the aggregate.

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.